UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party Other than the Registrant  ☐

Check the Appropriate Box

☐	Preliminary Proxy Statement

☐	Confidential for Use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12.

NOW Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14-a6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which the transaction applies;
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined.)
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

Wednesday, May, 22, 2019

10:00 a.m. (Houston time)

NOW INC.

7402 N. Eldridge Parkway

Houston, Texas 77041

The 2019 annual meeting of stockholders of NOW Inc. will be held at the Company’s corporate headquarters located at 7402 N. Eldridge Parkway, Houston, Texas on Wednesday, May 22, 2019, at 10:00 a.m. local time, for the following purposes:

•	To elect two directors to hold office for a three-year term;

•	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2019;

•	To consider and act upon an advisory proposal to approve the compensation of our named executive officers; and

•	To consider and act upon any other matters that may properly come before the annual meeting or any postponement or adjournment thereof.

The Board of Directors recommends that you vote “FOR” the election of the two nominees for director (Proposal 1), “FOR” the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2019 (Proposal 2), and “FOR” the approval of the compensation of our named executive officers (Proposal 3).

The Board of Directors has set April 4, 2019 as the record date for the annual meeting of the stockholders (“Annual Meeting”). If you were a stockholder of record at the close of business on April 4, 2019, you are entitled to vote at the Annual Meeting. A complete list of these stockholders will be available for examination at the Annual Meeting and during ordinary business hours at our offices at 7402 N. Eldridge Parkway, Houston, Texas 77041 for a period of ten days prior to the Annual Meeting.

You are cordially invited to join us at the Annual Meeting. However, to ensure your representation, we request that you return your signed proxy card at your earliest convenience, whether or not you plan to attend the Annual Meeting. You may revoke your proxy at any time if you wish to attend and vote in person.

By Order of the Board of Directors

/s/ Raymond Chang
Raymond Chang Vice President, General Counsel and Secretary

Houston, Texas

April 12, 2019

NOW INC.

7402 N. Eldridge Parkway

Houston, Texas 77041

PROXY STATEMENT

Except as otherwise specifically noted in this Proxy Statement, “NOW”, the “Company,” “we,” “our,” “us,” and similar words in this Proxy Statement refer to NOW Inc.

ANNUAL MEETING:	Date: Time: Place:	Wednesday, May 22, 2019 10:00 a.m. (Houston time) DistributionNOW 7402 N. Eldridge Parkway Houston, Texas 77041

AGENDA:

Proposal 1:     To elect two nominees as directors of the Company for a term of three years.

Proposal 2:     To ratify the appointment of Ernst & Young LLP as independent auditors of the Company.

Proposal 3:     To approve, on an advisory basis, the compensation of our named executive officers.

The Board of Directors recommends that you vote “FOR” the election of the two nominees for director (Proposal 1), “FOR” the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2019 (Proposal 2), and “FOR” the approval of the compensation of our named executive officers (Proposal 3).

RECORD DATE/ WHO CAN VOTE:	All stockholders of record at the close of business on April 4, 2019 are entitled to vote. The only class of securities entitled to vote at the Annual Meeting is NOW common stock. Holders of NOW common stock are entitled to one vote per share at the Annual Meeting.

PROXIES SOLICITED BY:	Your vote and proxy is being solicited by the Board of Directors for use at the Annual Meeting. This Proxy Statement and enclosed proxy card is being sent on behalf of the Board of Directors to all stockholders beginning on or about April 12, 2019. By completing, signing and returning your proxy card, you will authorize the persons named on the proxy card to vote your shares according to your instructions.

PROXIES:	If your properly executed proxy does not indicate how you wish to vote your common stock, the persons named on the proxy card will vote FOR election of the two nominees for director (Proposal 1), FOR the ratification of the appointment of Ernst & Young LLP as independent auditors (Proposal 2), and FOR the approval of the compensation of our named executive officers (Proposal 3).

REVOKING YOUR PROXY:	You can revoke your proxy at any time prior to the time that the vote is taken at the meeting by: (i) filing a written notice revoking your proxy; (ii) filing another proxy bearing a later date; or (iii) casting your vote in person at the Annual Meeting. Your last vote will be the vote that is counted.

QUORUM:	As of April 4, 2019, there were 110,057,069 shares of NOW common stock issued and outstanding. The holders of these shares have the right to cast one vote for each share held by them. The presence, in person or by proxy, of stockholders entitled to cast at least 55,028,535 votes constitutes a quorum for adopting the proposals at the Annual Meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining a quorum, as will broker non-votes. A broker non-vote occurs when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as you have instructed them.

VOTE REQUIRED FOR APPROVAL:

For the proposal to elect the two director nominees (Proposal 1), our bylaws require that each director nominee be elected by the majority of votes cast with respect to such nominee (i.e., the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). For additional information regarding our majority voting policy, see page 6 of the proxy statement. You cannot abstain in the election of directors and broker non-votes are not counted. Brokers are not permitted to vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

Approval of the proposal to ratify the appointment of Ernst & Young LLP as independent auditors (Proposal 2), and the proposal to approve the compensation of our named executive officers (Proposal 3), will require the affirmative vote of a majority of the shares of our common stock entitled to vote and present in person or by proxy. An abstention will have the same effect as a vote “against” such proposal. With respect to Proposal 3, brokers are not permitted to vote your shares in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

MULTIPLE PROXY CARDS:	If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted.

HOUSEHOLDING:	The U.S. Securities and Exchange Commission, or SEC, has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a copy of these materials, other than the Proxy Card, to those stockholders. This process, which is commonly referred to as “householding,” can mean extra convenience for stockholders and cost savings for the Company. Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record. Through householding, stockholders of record who have the same address and last name will receive only one copy of our Proxy Statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate Proxy Cards. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of Proxy Statements and Annual Reports, or if you hold stock in more than one account and wish to receive only a single copy of the Proxy Statement or Annual Report for your household, please contact Broadridge Householding Department, in writing, at 51 Mercedes Way, Edgewood, New York 11717, or by phone at (800) 542-1061. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker if you are a beneficial stockholder.

COST OF PROXY SOLICITATION:	We have retained Okapi Partners LLC to solicit proxies from our stockholders at an estimated fee of $10,000, plus expenses. This fee does not include the costs of preparing, printing, assembling, delivering and mailing the Proxy Statement. The Company will pay for the cost of soliciting proxies. Some of our directors, officers and employees may also solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on Wednesday, May 22, 2019.

The Company’s 2019 Proxy Statement and the Annual Report to Stockholders for the year ended 2018 are also available at:

http://www.proxyvote.com

For directions to the Annual Meeting, please contact investor relations at 281-823-4700.

PLEASE VOTE — YOUR VOTE IS IMPORTANT

ELECTION OF DIRECTORS

PROPOSAL NO. 1 ON THE PROXY CARD

The Board of Directors of NOW Inc. (the “Board”) is divided into three classes, each class serving a term of three years. Directors whose terms expire this year include: J. Wayne Richards and Robert Workman.

J. Wayne Richards and Robert Workman are nominees for directors for a three-year term expiring at the Annual Meeting in 2022, or when their successors are elected and qualified. We believe each of the nominees will be able to serve if elected. However, if any nominee is unable to serve, the remaining members of the Board have authority to nominate another person, elect a substitute, or reduce the size of the Board. Directors whose terms expire in 2020 and 2021 will continue to serve in accordance with their prior election or appointment. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Vote Required for Approval

NOW’s Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. Whether an election is contested or not is determined as of a date that is 14 days in advance of when we file our definitive proxy statement with the SEC. This year’s election was determined to be an uncontested election, and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws and Corporate Governance Guidelines, each director must submit an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote. In that situation, the Nominating/Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board will act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the Board as a “holdover director.” In 2019, all director nominees are currently serving on the Board.

Brokers are not permitted to vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

Information Regarding Nominees for Director for Terms Expiring in 2019:

Name	Age	Expiration Date of Current Term	Biography	Year First Became Director
J. Wayne Richards	59	2019	Mr. Richards has been a director of the Company since May 2014, and has served as the Company’s independent Chairman of the Board since August 2017. Mr. Richards has served as President and Chief Executive Officer of GR Energy Services, Inc., an oilfield products and services company focused primarily on onshore production and downhole completion services in North America, since 2013. Previously, he was President and Chief Executive Officer of Global Oilfield Services, a privately held oilfield products and services company focused on the artificial lift sector, from 2008 until 2011 when it was purchased by Halliburton. Mr. Richards served as Vice President of Artificial Lift for Halliburton from 2011 to 2013. Earlier in his career, Mr. Richards spent 25 years in various senior operational and sales and marketing positions at Schlumberger.	2014

Robert Workman	50	2019	Mr. Workman has been a director of the Company since May 2014. Mr. Workman was elected President and Chief Executive Officer of the Company in February 2014. Mr. Workman served as National Oilwell Varco’s President – Distribution Services from January 2001 until the Company’s spin-off in May 2014. He previously served National Oilwell Varco starting in 1991 in various managerial positions with the distribution business group. He also previously served as the Chairman of the Petroleum Equipment Suppliers Association.	2014

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ELECTION OF THE TWO NOMINEES FOR DIRECTOR.

Information Regarding Continuing Directors:

Name	Age	Expiration Date of Current Term	Biography	Year First Became Director
Richard Alario	64	2020	Mr. Alario has been a director of the Company since May 2014. Mr. Alario served as Chief Executive Officer and director of Key Energy Services, Inc., a provider of oilfield services, since 2004 until his retirement in March 2016. Prior to joining Key Energy Services, Mr. Alario was employed by BJ Services Company, an oilfield services company, where he served as Vice President from 2002 after OSCA, Inc. was acquired by BJ Services. Prior to joining BJ Services, Mr. Alario had over 21 years of service in various capacities with OSCA, an oilfield services company, most recently having served as its Executive Vice President. He currently serves as ex-officio chairman of the National Ocean Industries Association. He is also a director of Kirby Corporation, serving as its presiding director and chairman of its Corporate Governance Committee. He is also Executive Chairman of Fluid Delivery Solutions, LLC.	2014

Terry Bonno	61	2021	Ms. Bonno has been a director of the Company since May 2014. Ms. Bonno served as a Senior Vice President of Industry and Community Relations for Transocean Ltd. since 2017, until her retirement in October 2018. Ms. Bonno previously served as Senior Vice President of Marketing for Transocean Ltd. from 2011 and Vice President Marketing from 2008 with oversight of Transocean’s marketing in 14 countries. Prior to this role, she served in various Director and Management roles at Transocean Ltd. leading the Marketing and Contracts efforts for West Africa and the Americas from 2001 until 2008. She served in a Director Marketing and Contracts role for Turnkey Drilling with RBFalcon and Global Marine (a wholly owned subsidiary of Applied Drilling Technology Inc. (ADTI)) from 1993 until 2001, who later became acquired by Transocean Ltd. During her time with Global Marine from 1982 to 1999 she served in various Accounting Management roles.	2014

Name	Age	Expiration Date of Current Term	Biography	Year First Became Director
Galen Cobb	65	2021	Mr. Cobb has been a director of the Company since May 2014. Mr. Cobb has served as Vice President Industry Relations for Halliburton since 2002, and is responsible for Halliburton’s industry relations global activities, energy trade policy issues, executive client relations, and trade organization oversight. He has worked for Halliburton for over forty years serving in various executive management positions in operations, marketing, sales and business development. From 1991 to 1994, he was Director CIS and China with oversight in establishing Halliburton’s presence and operations in these emerging markets. Later he was named Director Executive Sales and Business Development with expanded responsibilities for the worldwide development and promotion of Halliburton’s services and products.	2014

Paul Coppinger	58	2020	Mr. Coppinger has been a director of the Company since December 2017. Mr. Coppinger has served as Division President of Weir Oil & Gas, which is part of Weir Group PLC, a publicly traded company listed on the London Stock Exchange, since 2014. From 2012 to 2014, Mr. Coppinger served as President, Pressure Pumping, for the Weir Group, and from 2011 to 2012 as President Weir SPM. Prior to that, Mr. Coppinger was Group President of the Energy Segment of CIRCOR International, Inc. from 2001 to 2011. Mr. Coppinger has served on the board of directors of Petroleum Equipment & Services Association (PESA) since 2007.	2017

Name	Age	Expiration Date of Current Term	Biography	Year First Became Director
James Crandell	65	2021	Mr. Crandell has been a director of the Company since May 2014. Mr. Crandell served as Managing Director of Cowen and Company from 2013 to 2016. Mr. Crandell served as Managing Director of Dahlman Rose from 2011 until its acquisition by Cowen and Company in 2013. Previously, he served as Managing Director at Barclays Capital plc from 2008 until 2011. Mr. Crandell was Managing Director for Lehman Brothers starting in 1999 until its acquisition by Barclays Capital in 2008. From 1981 until 1998, he held various posts at Salomon Brothers, including managing director, senior oil services analyst and director of U.S. equity research, before his promotion to global coordinator of equity research in 1994. Mr. Crandell has more than 30 years of experience as a Wall Street analyst focusing on oilfield services & equipment. He currently serves as a director of Independence Contract Drilling, Inc.	2014

Rodney Eads	68	2020	Mr. Eads has been a director of the Company since May 2014. Mr. Eads has served as President of Eads Holdings, LLC, a wholly owned private investment firm since 2009. Mr. Eads provides advisory and due diligence services for numerous private equity entities, and served as a director from 2010 to 2015 for private equity owned Nautronix UK Limited. Mr. Eads previously served as Chief Operating Officer and Executive Vice President of Pride International Inc. from 2006 until 2009, where he was responsible for operations and regulatory compliance for offshore operations and South American and Eastern Hemisphere land assets operating in 15 countries. He also managed a public company spin-off in 2009 of Seahawk Drilling Company. He served as Senior Vice President of Worldwide Operations for Diamond Offshore Drilling Inc. from 1997 until 2006, with responsibility for operations and regulatory compliance in 12 countries. From 1977 to 1997, he served in several executive and operations management positions with Exxon Corporation, primarily in international assignments spanning 11 countries.	2014

COMMITTEES AND MEETINGS OF THE BOARD

Committees

The Board of Directors appoints committees to help carry out its duties. The Board of Directors has the following standing committees: Audit, Compensation, and Nominating/Corporate Governance. Last year, the Board of Directors met 4 times and the committees met a total of 12 times. Mr. Workman does not serve on any committees. The following table sets forth the committees of the Board of Directors and their members as of the date of this proxy statement, as well as the number of meetings each committee held during 2018:

Director	Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee
Robert Workman
Richard Alario		+	•
Terry Bonno	•
Galen Cobb	•
Paul Coppinger (1)		•	+
James Crandell		•	•
Rodney Eads	+
Michael Frazier (1)		•	+
J. Wayne Richards	•
Number of Meetings Held in 2018	8	2	2

(+)	Denotes Chair
(1)	Mr. Frazier served as the Chairman of the Nominating/Corporate Governance Committee and a member of the Compensation Committee until his death in November 2018.

Attendance at Meetings

Each incumbent director attended at least 75% of the meetings of the Board and committees of which that director was a member in 2018.

Audit Committee

Messrs. Eads (Chairman), Cobb, Richards and Ms. Bonno are the current members of the Audit Committee. All members of this committee are “independent” within the meaning of the rules governing audit committees by the New York Stock Exchange, or NYSE.

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures;

•

select and appoint the Company’s independent auditors, pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to the Company by the Company’s independent auditors, and establish the fees and other compensation to be paid to the independent auditors;

•	monitor the independence and performance of the Company’s independent auditors and internal audit function;

•

establish procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and provide an avenue of communication among the independent auditors, management, the internal audit function and the Board of Directors;

•	prepare an audit committee report as required by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement; and

•	monitor the Company’s compliance with legal and regulatory requirements.

A copy of the Audit Committee Charter is available on the Company’s website, www.distributionnow.com, under the Investor Relations/Corporate Governance section.

Audit Committee Financial Expert

The Board of Directors has determined that all members of the Audit Committee meet the NYSE standard of having accounting or related financial management expertise and meet the SEC’s criteria of an Audit Committee Financial Expert.

Compensation Committee

Messrs. Alario (Chairman), Coppinger and Crandell are the current members of the Compensation Committee. All members of the Compensation Committee are independent as defined by the applicable NYSE listing standards.

The Compensation Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	discharge the Board’s responsibilities relating to compensation of the Company’s directors and executive officers;

•	approve and evaluate all compensation of directors and executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company; and

•	administer all plans of the Company under which shares of common stock may be acquired by directors or executive officers of the Company.

A copy of the Compensation Committee Charter is available on the Company’s website, www.distributionnow.com, under the Investor Relations/Corporate Governance section.

Compensation Committee Interlocks and Insider Participation

Messrs. Alario, Coppinger, Crandell and Frazier served on the Compensation Committee during 2018. None of these members is a former or current officer or employee of the Company or any of its subsidiaries, is involved in a relationship requiring disclosure as an interlocking executive officer/director, or had any relationship requiring disclosure under Item 404 of Regulation S-K.

Nominating/Corporate Governance Committee

Messrs. Coppinger (Chairman), Alario and Crandell are the current members of the Nominating/Corporate Governance Committee. All members of the Nominating/Corporate Governance Committee are independent as defined by the applicable NYSE listing standards.

The Nominating/Corporate Governance Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	ensure that the Board and its committees are appropriately constituted so that the Board and directors may effectively meet their fiduciary obligations to stockholders and the Company;

•	identify individuals qualified to become Board members and recommend to the Board director nominees for each annual meeting of stockholders and candidates to fill vacancies in the Board;

•	recommend to the Board annually the directors to be appointed to Board committees;

•	monitor, review, and recommend, when necessary, any changes to the Corporate Governance Guidelines; and

•

monitor and evaluate annually the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines.

A copy of the Nominating/Corporate Governance Committee Charter is available on the Company’s website, www.distributionnow.com, under the Investor Relations/Corporate Governance section.

BOARD OF DIRECTORS

Director Nomination Process and Diversity Considerations

The Nominating/Corporate Governance Committee has the responsibility of identifying candidates for election as directors, reviewing background information relating to candidates for director, and recommending to the Board of Directors nominees for directors to be submitted to stockholders for election. It is the policy of the Committee to consider director candidates recommended by stockholders. Nominees to be evaluated by the Nominating/Corporate Governance Committee are selected by the Committee from candidates recommended by multiple sources, including other directors, management, stockholders, and candidates identified by independent search firms (which firms may be paid by the Company for their services), all of whom will be evaluated based on the same criteria. As of April 4, 2019, we had not received any recommendations from stockholders for potential director candidates. All of the current nominees for director are standing members of the Board that are proposed by the entire Board for re-election. Written suggestions for nominees should be sent to the Secretary of the Company at the address listed below.

The Board of Directors believes that nominees should reflect the following characteristics:

•	have a reputation for integrity, honesty, candor, fairness and discretion;

•	be knowledgeable, or willing to become so quickly, in the critical aspects of the Company’s businesses and operations;

•	be experienced and skillful in serving as a competent overseer of, and trusted advisor to, the senior management of at least one substantial enterprise; and

•	have a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the full scope of the Company’s operations and interests.

The Board considers diversity in identifying nominees for director. The Board seeks to achieve a mix of directors that represents a diversity of background and experience, including with respect to gender and race. The Board considers diversity in a variety of different ways and in a fairly expansive manner. The Board not only considers diversity concepts such as race and gender, but also diversity in the sense of differences in viewpoint, professional experience, education, skill and other qualities and attributes that contribute to board heterogeneity. Also considered as part of the diversity analysis is whether the individual has work experience in the Company’s industry, or in the broader energy or industrial market. The Company believes the Board can benefit from different viewpoints and experiences by having a mix of members of the Board who have experience in its industry and those who may not have such experience.

The Nominating/Corporate Governance Committee reviews Board composition annually to ensure that the Board reflects the knowledge, experience, skills, expertise, and diversity required for the Board to fulfill its duties. There are currently no directorship vacancies to be filled on the Board. If and when the need arises for the Company to add a new director to the Board, the Nominating/Corporate Governance Committee will take every reasonable step to ensure that diverse candidates (including, without limitation, women and minority candidates) are in the pool from which nominees are chosen and strive to obtain diverse candidates by searching in traditional corporate environments, as well as government, academia, and non-profit organizations.

Director Qualifications

The Company believes that each member of its Board of Directors possess the basic attributes of being a director of the Company, namely having a reputation for integrity, honesty, candor, fairness and discretion. Each director has also become knowledgeable in major aspects of the Company’s business and operations, which has allowed the Board to provide better oversight functions to the Company. In addition to the experience, qualifications, and skills of each director set forth in their biographies starting on page 7 of this proxy statement, the Company also considered the following factors in determining that the board member should serve on the Board:

Mr. Alario has served as the chief executive officer and chairman of a publicly traded company for 12 years, prior to his retirement. Mr. Alario has extensive experience in the oil service business, having worked in that industry for over 30 years. Mr. Alario has gained valuable board experience from his tenure as a director of Kirby Corporation, including from his service on its audit committee, as the chairman of its nominating/corporate governance committee, and as presiding director. Through service in these roles, Mr. Alario has gained extensive experience in assessing the risks associated with various energy industry cycles.

Ms. Bonno provides valuable service and experience to the Audit Committee, due to her past experience serving on the financial committee, enterprise risk management committee, and disclosure committee at Transocean Ltd. Ms. Bonno has extensive experience in the oil service industry and a background in accounting with approximately 30 years of being a certified public accountant and experience overseeing the Sox Compliance Global Marketing Function. Ms. Bonno has dealt with all facets of potential risk areas for a global energy company and brings that experience and perspective to the Board.

Mr. Cobb provides valuable service and experience to the Audit Committee, due to his over 40 years of serving in various management positions for Halliburton. Mr. Cobb has developed experience and expertise in warehouse management and distribution, international operations, especially in emerging markets, as well as marketing and business development in a large corporate environment. As a result of this extensive experience, Mr. Cobb is very familiar with the strategic and project planning processes that impact the Company’s business and continued development for growth.

Mr. Coppinger has over 34 years of experience in the petroleum equipment and service, process equipment and flow control businesses, as well as experience in the industrial markets and manufacturing, and has held various positions of increasing responsibility, including managing domestic and international operations. Mr. Coppinger has extensive operational and strategic planning experience from his long career in manufacturing and distribution. Mr. Coppinger also has extensive mergers and acquisitions experience of over 20 years on a global basis. Mr. Coppinger has dealt with all facets of potential risk areas for a global energy service company, and brings that experience to the Company.

Mr. Crandell has over 30 years of experience as a Wall Street analyst focusing on oilfield services and equipment. He has held positions of increasing importance at multiple investment firms, including serving as managing director of global oilfield services equity research. Given Mr. Crandell’s extensive experience as an analyst covering the oilfield services sector, he is able to provide the Company useful and impactful information from a shareholder perspective. As such, Mr. Crandell’s experience as an analyst of the energy industry helps provide a different perspective for the Company.

Mr. Eads provides valuable service and experience to the Audit Committee, due to his MBA degree and 40 years of experience in the energy industry and in his previous roles in senior executive management where he worked to help mitigate risk. Mr. Eads has also been an active member of the National Association of Corporate Directors (NACD) since 2010, achieving the NACD’s Governance Fellow recognition, the highest standard of credentialing for directors and governance professionals. Mr. Eads’ significant international experience and deep expertise in drilling, supply chain management and construction projects, together with his 12 years of experience as an executive officer of two public companies, makes him well qualified to serve as a director of the Company.

Mr. Richards provides valuable service and experience to the Audit Committee, due to his over 30 years of experience in the oilfield products and services industry. Mr. Richards’ experience serving as the chief executive officer of several companies and his experience in growing energy companies organically and through acquisitions, makes him well qualified to serve as a director of the Company. Mr. Richards has dealt with many facets of potential risk areas for an energy service company, as a current and former chief executive officer, and brings that experience and perspective to the Board.

Mr. Workman has been an officer of a publicly traded company since 2001. Mr. Workman’s 28-year career in the distribution business includes positions of increasing importance, from sales manager, to Vice President, to Business Group President. Mr. Workman has extensive experience with the Company and the oil service industry. Mr. Workman’s extensive experience in the Company’s business and the industry, his MBA degree, and his unparalleled knowledge of the Company makes him uniquely and well qualified to serve as a director of the Company.

AUDIT COMMITTEE REPORT

Composition

The Audit Committee is currently comprised of four members: Rodney Eads, Committee Chairman, Terry Bonno, Galen Cobb and Wayne Richards. The Board of Directors has determined that all of the members of the Audit Committee are independent based on the guidelines set forth by the NYSE and SEC rules for the independence of Audit Committee members. The Board of Directors has also determined that all members of the Audit Committee meet the NYSE standard of having accounting or related financial management expertise and meet the SEC’s criteria of an Audit Committee Financial Expert.

Oversight Responsibilities

Under the Audit Committee Charter, which is available for review on the Company’s website at www.distributionnow.com, under the Investor Relations/Corporate Governance section, the Audit Committee’s primary purpose is to assist the Board of Directors in fulfilling its oversight responsibilities. In that regard, the Audit Committee’s primary purposes and functions are: (i) monitoring the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures; (ii) selecting and appointing the Company’s independent auditors, pre-approving all audit and non-audit services to be provided, consistent with all applicable laws, to the Company by the Company’s independent auditors, and establishing the fees and other compensation to be paid to the independent auditors; (iii) monitoring the independence and performance of the Company’s independent auditors and internal audit function; (iv) establishing procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and providing an avenue of communication among the independent auditors, management, the internal audit function and the Board; and (v) monitoring the Company’s compliance with legal and regulatory requirements. Specifically, with respect to oversight of accounting, internal controls and disclosure matters, as well as oversight of the Company’s compliance with various legal and regulatory requirements, the Audit Committee, as appropriate, but at least on a quarterly basis, reviews all reports generated by the Company’s independently administered employee hotline and other corporate governance hotline systems. The Audit Committee also reviews on a quarterly basis reports from the Company’s enterprise risk management system and cybersecurity monitoring system.

Notwithstanding the foregoing, it is not the Audit Committee’s duty to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”) or to conduct audits. Our management is responsible for establishing a system of internal controls, assessing such controls and for preparing our consolidated financial statements in accordance with GAAP. Management is also responsible for assuring compliance with laws and regulations and the Company’s corporate policies. Our independent registered public accountants are responsible for auditing our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (the “PCAOB”) and issuing their reports based on those audits.

The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management. However, the Audit Committee, at each regularly scheduled quarterly meeting in 2018, met separately in executive session with both the internal audit director and the independent audit partner, without management being present.

Oversight of Independent Auditor

The Audit Committee reviews in advance and pre-approves audit and non-audit services provided to us by our independent auditors. The Audit Committee is also directly responsible for reviewing with the independent registered public accountants the plans and scope of the audit engagement and providing an open venue of communication between our management, the internal audit function, the independent registered public accountants and the Board.

In connection with the selection and appointment of the independent auditors, each year the Audit Committee reviews and evaluates the qualifications, performance and independence of the independent auditors and lead partner, including taking into account the opinions of management and our internal auditor. In doing so, the Audit Committee considers a number of factors including, but not limited to: quality of services provided; technical expertise and knowledge of the industry; effective communication; objectivity; independence; costs of services considering scope of services, and as compared to independent auditor costs of similar size public companies in same industry sector; and the potential impact of changing independent auditors. Based on this evaluation, the Audit Committee has retained Ernst & Young LLP (“EY”) as our independent auditors for 2019. EY has been our independent auditors since 2013, and the current lead partner has been engaged since 2014 and rotated off after completion of the 2018 audit.

The Audit Committee and Board of Directors believe that it is in the best interests of the Company and its stockholders to continue retention of EY to serve as our independent auditors. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue to recommend that the Board of Directors request the stockholders, at the Annual Meeting, to ratify the appointment of the independent auditors.

2018 Audited Financial Statements

The Audit Committee reviewed and discussed with senior management the audited financial statements included in the Company’s Annual Report on Form 10-K. Management has confirmed to the Audit Committee that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP.

The Audit Committee discussed with EY, the Company’s independent auditors, the matters required to be discussed under the PCAOB standards.

The Audit Committee has received the written disclosures and the letter from EY required by applicable requirements of PCAOB regarding EY’s communication with the Audit Committee concerning independence and has discussed EY’s independence with EY.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2018 Annual Report on Form 10-K.

Members of the Audit Committee

Rodney Eads, Committee Chairman

Terry Bonno

Galen Cobb

Wayne Richards

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

PROPOSAL NO. 2 ON THE PROXY CARD

Information Regarding our Independent Auditors

The Audit Committee of the Board of Directors has reappointed Ernst & Young LLP as independent auditors for 2019. Stockholders are being asked to vote upon the ratification of the appointment. Representatives of Ernst & Young will attend the Annual Meeting, where they will be available to respond to appropriate questions and have the opportunity to make a statement if they desire.

Vote Required for Approval

The proposal to ratify the appointment of Ernst & Young LLP as independent auditors will require approval of a majority of the shares of our common stock entitled to vote and present in person or by proxy. In accordance with NYSE rules, a proposal to ratify independent auditors is considered to be a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions within the time period specified in the voting instructions submitted by such brokerage firms. Abstentions, which will be counted as votes present for the purpose of determining a quorum, will have the effect of a vote against the proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them for the ratification of the appointment of Ernst & Young LLP as independent auditors.

Audit Fees

The Audit Committee pre-approves all services provided by the Company’s independent auditors to the Company and its subsidiaries. Consideration and approval of such services generally occurs in the regularly scheduled quarterly meetings of the Audit Committee. The Audit Committee has delegated the Chairman of the Audit Committee to pre-approve allowed non-audit services, subject to review by the full committee at the next regularly scheduled meeting. The Audit Committee has considered whether the provision of all services other than those rendered for the audit of the Company’s financial statements is compatible with maintaining Ernst & Young’s independence and has concluded that their independence is not compromised.

The following table sets forth Ernst & Young LLP’s fees for services rendered during 2017 and 2018. All services provided by Ernst & Young LLP were pre-approved by the Audit Committee.

	2018	2017
Audit Fees	$1,692,500	$2,080,990
Audit Related Fees (1)	$87,000	$87,000
Tax Fees	$21,101	$122,262
All Other Fees	—	—

Total	$1,800,601	$2,290,252

(1)	Consists primarily of fees for audits of employee benefit plans.

Your Board of Directors recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP.

APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS – PROPOSAL NO. 3 ON THE PROXY CARD

A proposal will be presented at the meeting asking stockholders to approve on an advisory basis the compensation of the Company’s named executive officers as described in this proxy statement.

Why You Should Approve our Executive Compensation Program

The Company’s compensation philosophy is designed to attract and retain executive talent and emphasize pay for performance, including the creation of stockholder value. The Company encourages its stockholders to read the Executive Compensation section of this proxy statement, including the compensation tables, as well as the Compensation Discussion and Analysis (CD&A) section of this proxy statement, for a more detailed discussion of our compensation programs and policies. The Company believes its compensation programs and policies are appropriate and effective in implementing its compensation philosophy and in achieving its goals and that they are aligned with stockholder interests and worthy of stockholder support.

We believe that stockholders should consider the following in determining whether to approve this proposal:

Compensation Program is Closely Linked to Stockholder Value

An important and significant portion of each executive’s compensation at the Company is in the form of long-term incentive awards, which are directly linked to the Company’s performance and the creation of stockholder value. The Company’s long-term incentive awards, starting with its first annual grant in 2015, consists of: stock options, time-based restricted stock and performance-based share awards. We believe this mix appropriately motivates long-term performance and rewards executives for absolute gains in share price, performance against designated metrics and relative financial performance against a designated peer group.

Strong Pay-for-Performance Orientation

The Company’s annual and long-term incentive programs established in 2015, the Company’s first full year in existence, pay its named executive officers only if certain performance metrics (absolute and/or relative) are achieved. Thus, two of the three components of an executives’ pay at the Company are based on performance.

Compensation Program Has Appropriate Long-term Orientation

Minimum three-year vesting for equity awards: The Company encourages a long-term orientation by its executives through the use of three-year vesting requirements for annual grants of stock options, restricted stock and performance-based awards.

Summary of Good Governance and Risk Mitigating Factors

•	Limited Bonus payouts: Bonus awards cannot exceed 200% of target, limiting excessive awards for short-term performance.

•	Balanced pay mix: The mix of pay is balanced between annual and long-term compensation.

•	Multiple year vesting of long-term incentives: Long-term incentive awards do not fully vest until a minimum of three years after the grant.

•	CEO Pay: CEO base salary level during 2018 was well below the competitive peer median (below the market 25th percentile) and actual total direct compensation is also below the competitive peer median.

•

Clawback Policy: Awards of long-term equity compensation and compensation under the Company’s annual cash incentive plan can be terminated by the Compensation Committee if it determines that the recipient of such award has engaged in material misconduct.

Shareholder Outreach - Say on Pay Feedback

The Company’s 2018 Say on Pay vote at the May 2018 annual meeting received 59% support from our shareholders, down from approximately 94% or higher in each of our Say on Pay votes in 2015-2017. These results were particularly surprising to us, as we made no changes to our executive compensation program in 2017. Our Board viewed the decrease in the “yes” vote as an indication that expanded engagement was needed to ensure we have a clear understanding of, and opportunity to respond to, our shareholders’ views on our compensation program.

Following the 2018 annual meeting, at the Board’s discretion, we reached out to our top 15 shareholders representing more than 78% of our outstanding shares, to request meetings to discuss any issues or concerns they may have with our executive compensation program. Shareholders representing nearly 30% of our outstanding shares agreed to engage with us. We also consulted the publicly-available policies of our major shareholders to better understand their views on executive compensation.

After receiving feedback from our shareholders on our executive compensation program during this engagement effort and evaluating such feedback, the Compensation Committee determined to enhance disclosure under its short-term incentive program and make several changes and enhancements to its long-term incentive plan compensation program to address specific changes discussed during our shareholder outreach efforts, as follows:

(1) increasing the weighting of the performance-based share awards from 33 1/3% to 50% of the long-term incentive program,

(2) increasing the weighting of the relative total shareholder return (TSR) metric within the performance-based share awards from 33 1/3% to 50%,

(3) reducing the duplication of certain performance metrics between the short-term and long-term incentive programs by eliminating the working capital metric from the long-term incentive program and replacing it with a return on capital employed metric, and

(4) adding four (4) new companies to the peer group to enhance and improve the comparisons between the Company and its peer group.

The Compensation Committee refined the executive compensation program consistent with its ongoing efforts to ensure that our programs are optimally designed to reflect shareholder values, enhance the link between executive pay and company performance, respond to changing market practices and retain effective leaders who have a significant understanding of our business, particularly during a cyclical economic environment.

Shareholder Resolution

The Company’s compensation program for its named executive officers has been thoughtfully designed to support the Company’s long-term business strategies and drive creation of stockholder value. The program does not encourage excessive risk-taking by management. It is aligned with the competitive market for talent, and highly sensitive to Company performance. The Company believes its program will deliver reasonable pay that is strongly linked to Company performance over time.

The following resolution will be submitted for a stockholder vote at the 2019 annual meeting:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers listed in the 2018 Summary Compensation Table included in the proxy statement for this meeting, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the section entitled “Executive Compensation”, including the compensation tables and other narrative executive compensation disclosures set forth under that section, as well as the section in the proxy statement entitled “Compensation Discussion and Analysis.”

This advisory vote on the compensation of the Company’s named executive officers gives stockholders another mechanism to convey their views about the Company’s compensation programs and policies. Although your vote on executive compensation is not binding on the Company, the Board values the views of stockholders. The Board and Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

Your Board of Directors recommends that you vote “FOR” the proposal to approve the compensation of our named executive officers.

CORPORATE GOVERNANCE

NOW’s Board of Directors is committed to promoting transparency in reporting information about the Company, complying with the spirit as well as the literal requirements of applicable laws, rules and regulations, and corporate behavior that conforms to corporate governance standards that substantially exceed the consensus view of minimum acceptable corporate governance standards. The Board of Directors adopted Corporate Governance Guidelines which established provisions for the Board’s composition and function, Board committees and committee membership, evaluation of director independence, the roles of the independent Chairman of the Board and the Chief Executive Officer, the evaluation of the Chief Executive Officer, regular meetings of non-employee directors, board conduct and review, selection and orientation of directors, director compensation, access to management and independent advisors, and annual review of the Corporate Governance Guidelines. A copy of the Corporate Governance Guidelines is available on the Company’s website, www.distributionnow.com, under the Investor Relations/Corporate Governance section. The Company will furnish print copies of the Corporate Governance Guidelines, as well as its Committee charters, to interested stockholders without charge, upon request. Written requests for such copies should be addressed to: Raymond Chang, Secretary, NOW Inc., 7402 N. Eldridge Parkway, Houston, Texas 77041.

Highlights

We maintain a strong and proactive approach to corporate governance, as follows:

•	Active Board and committees of the Board oversight of risk of the Company;

•	Independent Chairman of the Board serving as Lead Director;

•	Independent committee chairs and members;

•	Clawback policy to recover executive compensation;

•	Annual Board and committee self-evaluations and assessments;

•	Directors meet in executive sessions without management present

Director Independence

The Corporate Governance Guidelines address, among other things, standards for evaluating the independence of the Company’s directors. The Board undertakes an annual review of director independence and considers transactions and relationships during the prior year between each director or any member of his or her immediate family and the Company and its affiliates, including those reported under “Certain Relationships and Related Transactions” in this Proxy Statement. In February 2019, as a result of this annual review, the Board affirmatively determined that a majority of the members of the Board of Directors are independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines. The following directors were affirmed as independent: Richard Alario, Terry Bonno, Galen Cobb, Paul Coppinger, James Crandell, Rodney Eads, and J. Wayne Richards.

Board Leadership – Independent Chairman of the Board

Currently, the roles of Chairman of the Board and Chief Executive Officer are not combined at the Company. The Company believes the current leadership structure delineates the separate roles of managers and directors. Our Chief Executive Officer sets the strategic direction for the Company, working with the Board, and provides day-to-day leadership. Our independent Chairman of the Board leads the Board in the performance of its duties and serves as the principal liaison between the independent directors and the Chief Executive Officer.

To assist with providing independent oversight of management and the Company’s strategy, the non-employee members of the Board of Directors have appointed J. Wayne Richards, an independent director, as the independent Chairman of the Board and Lead Director (the “Independent Chair”). The Independent Chair is responsible for: (1) chairing all meetings of the Board at which the Chair is present, (2) working with the Chief Executive Officer on the scheduling of Board meetings and the preparation of agendas and materials for Board meetings, (3) define the quality, quantity and timeliness of the flow of information between senior management and the Board, (4) approve, in consultation with the other directors, the retention of consultants who report directly to the Board, (5) developing the agenda for, and presiding over the executive sessions of, the Board’s non-management directors, (6) facilitating communications among the Chairman of the Board, the Chief Executive Officer and other members of the Board, (7) coordinating, with the Chief Executive Officer, the assessment of the committee structure, organization, and charters, and evaluating the need for any changes, (8) acting as principal liaison between the non-management directors and the Chief Executive Officer on matters dealt with in executive session, and (9) assuming such further tasks as the independent directors may determine.

The Board also holds executive sessions on a quarterly basis at which only non-employee directors are present. In addition, the committees of the Board provide independent oversight of management. Each of the committees of the Board is composed entirely of independent directors.

The Board has concluded that this structure is in the best interest of stockholders because it provides an appropriate balance between our independent Chairman’s ability to lead the Board and to provide independent objective oversight of our management, and the Chief Executive Officer’s ability to provide strategic direction for the Company and lead the Company on a day-to-day basis.

Board Role in Risk Oversight

The Board of Directors and its committees help conduct certain risk oversight functions for the Company. The Board is periodically advised on the status of various factors that could impact the business and operating results of the Company, including oil and gas prices. The full Board is also responsible for reviewing the Company’s strategy, business plan, and capital expenditure budget at least annually. Through these various functions, the Board is able to monitor these risks and assist the Company in determining whether certain mitigating actions, if any, need to be taken.

The Audit Committee serves an important role in providing risk oversight, as further detailed in its charter. One of the Audit Committee’s primary duties and responsibilities is to monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures. The Audit Committee is also responsible for establishing procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and providing an avenue of communication among the independent auditors, management, and the internal audit function and the Board. In addition, the Audit Committee monitors the Company’s compliance with legal and regulatory requirements, as well as the Company’s cybersecurity risks (which the Audit Committee considers at each quarterly meeting and at other times on an as needed basis). The Company considers the Audit Committee an important part of the risk management process, and senior management works closely with the Audit Committee on these matters in managing material risks to the Company.

The other committees of the Board also assist in the risk oversight function. The Nominating/Corporate Governance Committee is responsible for ensuring that the Board and its committees are appropriately constituted so that the Board and its directors may effectively meet their fiduciary obligations to stockholders and the Company. The Nominating/Corporate Governance Committee is also responsible for monitoring and evaluating on an annual basis the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines. The Compensation Committee is responsible for compensation of the Company’s directors and executive officers. These various responsibilities of these committees allow them to work with the Company to make sure these areas do not pose undue risks to the Company.

Risk Assessment in Compensation Programs

Consistent with SEC disclosure requirements, the Company, its Compensation Committee and the Compensation Committee’s independent compensation consultant assess the Company’s compensation programs on an annual basis and have determined that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. On an annual basis, Company management, the Compensation Committee and the Compensation Committee’s compensation consultant will assess the Company’s executive and broad-based compensation programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature.

The Company’s variable forms of compensation, namely the annual cash incentive bonus program and long-term equity incentives, have structural limitations and other mitigating controls which are designed to prevent the Company from being exposed to unexpected or unbudgeted materially adverse events. For example, bonus payments to an executive under the annual cash incentive bonus program are capped at a certain percentage of the executive’s base salary, and the number of shares of restricted stock and stock options granted under the Company’s long-term equity incentive plan are fixed amounts of shares.

The Company, the Compensation Committee, and the Compensation Committee’s consultant believe that the Company’s compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. The Company and the Compensation Committee also believe that the Company’s incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Policies on Business Ethics and Conduct

The Company has a long-standing Business Ethics Policy. The Board adopted the Code of Business Conduct and Ethics For Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers. These codes are designed to focus the Board and management on areas of ethical risk, provide guidance to personnel to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help to foster a culture of honesty and accountability. As set forth in the Corporate Governance Guidelines, the Board may not waive the application of the Company’s policies on business ethics and conduct for any Director or Executive Officer. Copies of the Code of Business Conduct and Ethics For Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers, as well as the code of ethics applicable to employees of the Company, are available on the Company’s website, www.distributionnow.com, under the Investor Relations/Corporate Governance section. The Company will furnish print copies of these Codes to interested stockholders without charge, upon request. Written requests for such copies should be addressed to: Raymond Chang, Secretary, NOW Inc., 7402 N. Eldridge Parkway, Houston, Texas 77041.

Communications with Directors

The Board has provided a process for interested parties to communicate with our non-employee directors. Parties wishing to communicate confidentially with our non-employee directors may do so by calling 1-866-880-2773. This procedure is described on the Company’s website, www.distributionnow.com, in the Investor Relations/Corporate Governance section. Calls to this number will be answered by an independent, automated system 24 hours a day, 365 days a year. A transcript of the call will be delivered to a member of the Audit Committee. Parties wishing to send written communications to the Board, other than sales-related communications, should send a letter addressed to the member or members of the Board to whom the communication is directed, care of the Secretary, NOW Inc., 7402 N. Eldridge Parkway, Houston, Texas, 77041. All such communications will be forwarded to the Board member or members specified.

Director Attendance at Annual Meetings

The Company does not have a formal policy with respect to director attendance at annual stockholder meetings. In 2018, all members of the Board were in attendance at the annual meeting.

NYSE Corporate Governance Matters

As a listed company with the NYSE, our Chief Executive Officer, as required under Section 303A.12(a) of the NYSE Listed Company Manual, must certify to the NYSE each year whether or not he is aware of any violation by the Company of NYSE Corporate Governance listing standards as of the date of the certification. On June 12, 2018, the Company’s Chief Executive Officer submitted such a certification to the NYSE which stated that he was not aware of any violation by the Company of the NYSE Corporate Governance listing standards.

On February 14, 2019, the Company filed its 2018 Annual Report on Form 10-K with the SEC, which included as Exhibits 31.1 and 31.2 the Chief Executive Officer and Chief Financial Officer certifications required under Section 302 of the Sarbanes-Oxley Act of 2002.

EXECUTIVE OFFICERS

The following persons are our current executive officers. The executive officers of the Company serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board of Directors. None of the executive officers, directors, or nominees for director has any family relationships with each other.

Name	Age	Position	Biography
Robert Workman	50	President and Chief Executive Officer	Mr. Workman has been a director of the Company since May 2014. Mr. Workman has served as President and Chief Executive Officer of the Company since February 2014. Mr. Workman served as National Oilwell Varco’s President – Distribution Services from January 2001 until the Company’s spin-off in May 2014. He previously served National Oilwell Varco starting in 1991 in various managerial positions with the distribution business group. He also previously served as the Chairman of the Petroleum Equipment Suppliers Association.

David Cherechinsky	55	Senior Vice President and Chief Financial Officer	Mr. Cherechinsky has served as Senior Vice President and Chief Financial Officer since February 2018. Mr. Cherechinsky previously served as the Company’s Vice President, Corporate Controller and Chief Accounting Officer from February 2014 until February 2018. Mr. Cherechinsky served as Vice President—Finance for National Oilwell Varco’s distribution business group from 2003, and as Vice President—Finance for National Oilwell Varco’s Distribution & Transmission business segment from 2011, until the Company’s spin-off in May 2014. He previously served National Oilwell Varco starting in 1989 in various corporate roles, including internal auditor, credit management and business analyst, and is a CPA.

Daniel Molinaro	72	Executive Vice President	Mr. Molinaro has served as Executive Vice President since February 2018. Mr. Molinaro previously served as the Company’s Senior Vice President and Chief Financial Officer from February 2014 until February 2018. Mr. Molinaro served as National Oilwell Varco’s Vice President from 2003, and served as National Oilwell Varco’s Treasurer from 1987, until the Company’s spin-off in May 2014. Prior to that, he was Controller of the Oilwell Division of U.S. Steel Corporation (“USX”). He started with USX in 1968, and has held various managerial positions in auditing, accounting and finance.

Name	Age	Position	Biography
Raymond Chang	48	Vice President, General Counsel and Secretary	Mr. Chang has served as the Company’s Vice President and General Counsel since February 2014. Mr. Chang served as National Oilwell Varco’s Vice President, Assistant General Counsel and Assistant Secretary from 2009 until the Company’s spin-off in May 2014. He previously served National Oilwell Varco starting in 2001 in various positions within its legal department. Prior to joining National Oilwell Varco, he was an associate at the law firm of Baker & McKenzie from 1997 until 2001.

Mark Johnson	37	Vice President, Corporate Controller and Chief Accounting Officer	Mr. Johnson has served as the Company’s Vice President, Corporate Controller and Chief Accounting Officer since February 2018. Mr. Johnson previously served as the Company’s Vice President – Finance and Assistant Corporate Controller from May 2014 until February 2018. Mr. Johnson served as Vice President – Finance for the National Oilwell Varco Distribution business group from 2012 until the Company’s spin-off in May 2014. Before joining National Oilwell Varco in 2008, he worked in public accounting and is a CPA.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

Based on information filed with the SEC as of the most recent practicable date, this table shows the number and percentage of shares beneficially owned by owners of more than five percent of the outstanding shares of the common stock of the Company at December 31, 2018. The number and percentage of shares of common stock beneficially owned is based on 109,792,135 shares outstanding as of December 31, 2018.

5% Owners	No. of Shares	Percent of Class
Baillie Gifford & Co. (1)	15,691,496	14.29%
Calton Square
1 Greenside Row
Edinburgh EH1 3AN
Scotland
UK

BlackRock, Inc. (2)	12,240,848	11.15%
55 East 52nd Street
New York, NY 10055

The Vanguard Group (3)	11,322,765	10.31%
100 Vanguard Blvd.
Malvem, PA 19355

Clearbridge Investments, LLC (4)	9,091,985	8.28%
620 8th Avenue
New York, NY 10018

Dimensional Fund Advisors LP (5)	8,670,835	7.90%
6300 Bee Cave Road
Building One
Austin, Texas 78746

First Eagle Investment Management, LLC (6)	8,338,618	7.59%
1345 Avenue of the Americas
New York, NY 10105

Massachusetts Financial Services Company (7)	6,267,647	5.71%
111 Huntington Avenue
Boston, MA 02199

(1)

Shares owned at December 31, 2018, as reflected in Amendment No. 5 to Schedule 13G filed with the SEC on February 6, 2019, by Baillie Gifford & Co. (“Baillie Gifford”). Securities reported on this Schedule 13G were reported as being beneficially owned by Baillie Gifford and are held by Baillie Gifford and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients.

(2)

Shares owned at December 31, 2018, as reflected in Amendment No. 5 to Schedule 13G filed with the SEC on January 31, 2019, by BlackRock, Inc. (“BlackRock”). Within the BlackRock group are the following subsidiaries: BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset

Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC and BlackRock Life Limited.
(3)

Shares owned at December 31, 2018, as reflected in Amendment No. 4 to Schedule 13G filed with the SEC on January 10, 2019, by The Vanguard Group. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 94,506 shares or 0.08% of the common stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 35,007 shares or 0.03% of the common stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings.

(4)	Shares owned at December 31, 2018, as reflected in Amendment No. 3 to Schedule 13G filed with the SEC on February 14, 2019 by Clearbridge Investments, LLC.
(5)

Shares owned at December 31, 2018, as reflected in Schedule 13G filed with the SEC on February 8, 2019 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such as investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in this schedule are owned by the Funds.

(6)

Shares owned at December 31, 2018, as reflected in Amendment No. 4 to Schedule 13G filed with the SEC on February 12, 2019, by First Eagle Investment Management, LLC (“FEIM”). FEIM, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is deemed to be the beneficial owner of 8,338,618 shares, or 7.69% of the common stock believed to be outstanding as a result of acting as investment adviser to various clients. Clients of FEIM have the right to receive and the ultimate power to direct the receipt of dividends from, or the proceeds of the sale of, such securities. The First Eagle Global Fund, a registered investment company for which FEIM acts as investment adviser, may be deemed to beneficially own 5,851,664 of these 8,338,618 shares, or 5.40% of the Company’s common stock.

(7)	Shares owned at December 31, 2018, as reflected in Amendment No. 1 to Schedule 13G filed with the SEC on February 13, 2019, by Massachusetts Financial Services Company.

Security Ownership of Management

This table shows the number and percentage of shares of the Company’s common stock beneficially owned as of April 4, 2019 by each of our current directors and executive officers and by all current directors and executive officers as a group. The number and percentage of shares of common stock beneficially owned is based on 110,057,069 shares outstanding as of April 4, 2019. Beneficial ownership includes any shares as to which the director or executive officer has the right to acquire within 60 days of April 4, 2019 through the exercise of any stock option, warrant or other right. Each stockholder has sole voting and investment power, or shares these powers with his/her spouse, with respect to the shares beneficially owned.

	Shares Beneficially Owned
Name of Individual	Number of Common Shares(1)	Outstanding Options Exercisable Within 60 Days	Percent of Class*
Richard Alario	30,781	0	*
Terry Bonno	33,181	0	*
Raymond Chang	150,181	177,655	*
David Cherechinsky	122,347	154,361	*
Galen Cobb	30,781	0	*
Paul Coppinger	13,219	0	*
James Crandell	35,781	0	*
Rodney Eads	36,045	0	*
Mark Johnson	16,337	57,953	*
Daniel Molinaro	182,713	286,983	*
J. Wayne Richards	22,562	0	*
Robert Workman	644,678	865,252	1.4%
All current directors and executive officers as a group (12 persons)	1,367,469	1,542,204	2.6%

*	Less than 1 percent.
(1)	Includes shares deemed held by executive officers and directors in the Company’s 401(k) plans and deferred compensation plans.

COMPENSATION DISCUSSION AND ANALYSIS

General Overview

NOW Inc.’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee establishes specific compensation levels for the Company’s executive officers and administers the Company’s long-term incentive award plans. The Compensation Committee’s objective regarding executive compensation is to design and implement a compensation program that will attract and retain the best available individuals to serve on the Company’s executive team and properly incentivize those executives to achieve the Company’s short-term and long-term financial and operational goals. To this end, the Compensation Committee strives to provide compensation packages for key executives that generally offer compensation opportunities in the median range of the companies in its designated peer group as described below. Data sources reviewed by the Compensation Committee and its independent compensation consultants include industry survey groups, national survey databases, proxy disclosures and general trend data, which are updated annually. The Compensation Committee reviews all elements of executive compensation both separately and in the aggregate.

Major components of the executive compensation program for 2018 are base salary, participation in the Company’s annual cash incentive (bonus) plan and the grant of non-qualified stock options, restricted stock and performance-based restricted stock awards (long-term incentives).

Shareholder Outreach - Say on Pay Feedback

The Company’s 2018 Say on Pay vote at the May 2018 annual meeting received 59% support from our shareholders, down from approximately 94% or higher in each of our Say on Pay votes in 2015-2017. These results were particularly surprising to us, as we made no changes to our executive compensation program in 2017. Our Board viewed the decrease in the “yes” vote as an indication that expanded engagement was needed to ensure we have a clear understanding of, and opportunity to respond to, our shareholders’ views on our compensation program.

Following the 2018 annual meeting, at the Board’s discretion, we reached out by email and phone calls to our top 15 shareholders representing more than 78% of our outstanding shares, to request meetings to discuss any issues or concerns they may have with our executive compensation program. Shareholders representing nearly 30% of our outstanding shares agreed to engage with us. For those that did not respond or agree to engage with us, we reached out to them again to request meetings. We also consulted the publicly-available policies of our major shareholders to better understand their views on executive compensation.

In September and October 2018, the Board’s Compensation Committee Chair, Mr. Alario, along with Mr. Chang, the Company’s General Counsel, met by phone with shareholders representing nearly 30% of our outstanding shares. We provided an open forum to each shareholder to discuss and comment on any aspects of the Company’s executive compensation program. These shareholders did not have any issues with the specific metrics chosen by the Company to measure its executives’ performance or the rigor of such goals set by the Company. Several shareholders did suggest that the Company enhance its disclosure on its short-term incentive program. Overall, we received positive and constructive feedback from the shareholders who engaged with us regarding the Company’s executive compensation program. The Company after this engagement with its shareholders, agreed to keep in contact with them, as well as the other shareholders who chose not to engage with the Company, in order to continue to receive whatever feedback they may have on the Company’s executive compensation program.

In addition, management and our investor relations team held many meetings and discussions with shareholders between the 2018 annual meeting and the end of 2018. This effort supplemented the ongoing communications between our management and shareholders, as well as the outreach to shareholders prior to and in connection with our 2018 annual meeting, through various engagement channels including direct meetings, analyst conferences and road shows. These meetings provided the Compensation Committee and the Board with valuable insights into our shareholders’ perspectives on our compensation program and potential improvements to the program, as described below.

In addition, the Compensation Committee undertook a fresh review of our executive compensation program, with particular emphasis on our short-term and long-term incentive plans. Over the course of September 2018 to February 2019, with input from its independent compensation consultant and management, the Compensation Committee conducted a comprehensive review of our programs, including performance metrics and targets, as well as the peer group used in benchmarking executive compensation.

After receiving feedback from our shareholders on our executive compensation program during this engagement effort and evaluating such feedback, the Compensation Committee determined to enhance disclosure under its short-term incentive program and make several changes and enhancements to its long-term incentive plan compensation program to address specific changes discussed during our shareholder outreach efforts, as follows: (1) increasing the weighting of the performance-based share awards from 33 1/3% to 50% of the long-term incentive program, (2) increasing the weighting of the relative total shareholder return (TSR) metric within the performance-based share awards from 33 1/3% to 50%, (3) reducing the duplication of certain performance metrics between the short-term and long-term incentive programs by eliminating the working capital metric from the long-term incentive program and replacing it with a return on capital employed metric, and (4) adding four (4) new companies to the peer group to enhance and improve the comparisons between the Company and its peer group.

The Compensation Committee refined the executive compensation program consistent with its ongoing efforts to ensure that our programs are optimally designed to reflect shareholder values, enhance the link between executive pay and company performance, respond to changing market practices and retain effective leaders who have a significant understanding of our business, particularly during a cyclical economic environment.

2018 Shareholder Feedback – Our Response Process

2019 Key Compensation Actions and Decisions

The key features of the redesign of our long-term incentive compensation program for 2019 awards and enhanced disclosure of our short-term inventive compensation program are set forth below and are described in further detail in the Components of Compensation sections and Recent Developments below.

What We Heard From Investors	Changes We Made

Disclose performance metric targets for the annual short-term incentive plan	Beginning with this year’s proxy, we have provided the specific performance metric targets for our annual short-term incentive plan, along with detail as to how these metrics were determined and set, thereby enhancing our disclosure on our annual short-term incentive plan. For more information, see our discussion under “Components of Compensation—Annual Incentive Award”.

Long-term incentive award program needs to have more weighting on performance-based vehicles	The performance-based share awards now comprise 50% of the long-term incentive award program for the Company’s executives (up from 33 1/3%). For more information, see our discussion under “Components of Compensation—Long-Term Incentive Compensation”.

Greater reliance on performance-based measures relative to a peer group, such as total shareholder return	In the performance-based share awards, total shareholder return relative to the peer group is now 50% of the performance-based share awards (up from 33 1/3%). For more information, see our discussion under “Components of Compensation—Long-Term Incentive Compensation”.

Avoid duplication between metrics used for the short-term incentive program and the long-term incentive program	EBITDA (1) and working capital were the two measures used in both the short-term incentive program and the long-term incentive program. In the long-term incentive program, we have removed working capital as a measure and replaced it with return on capital employed (ROCE). The EBITDA metric was generally considered by our shareholders to be the most important financial metric for the Company’s performance to be measured by, which is why it remained as a performance measure in both the short-term incentive program and the long-term incentive program (though the weighting of the EBITDA metric was reduced in the long-term incentive program). For more information, see our discussion under “Components of Compensation—Long-Term Incentive Compensation”.

Review the compensation peer group to confirm operational alignment and appropriate size	Added four companies to our peer group based on qualitative and quantitative similarity. The TSR peer group was modified in the same manner as well. For more information, see our discussion under “Competitive Positioning”.

(1)	EBITDA excluding other costs (referred to as “EBITDA” within this document) is reconciled in our 2018 10-K to the most comparable GAAP financial measure.

In addition to engaging with our shareholders, we also engaged by phone with members from ISS and Glass Lewis to gain clarity on matters they highlighted in their reports to investors. During these engagements, we received clarification on how they evaluated our 2018 proxy disclosure and how they intend to evaluate our 2019 proxy disclosure.

We believe that we have updated our compensation practices in a manner appropriate for a company of our size and stage of growth. We intend to continue engaging with our shareholders and reviewing our compensation and governance practices in the future.

DNOW Strategy to Unlock Value

1) Deliver Margin Discipline	• Using pricing discipline and leveraging technology • Optimizing distribution network • Growing with strategic suppliers • Continuing to tightly manage expenses

2) Optimize Operations	• Scale size and number of locations to match market opportunity • Maximize regional distribution centers for stock fulfillment strategy • Invest in and train our human capital • Leverage suppliers

3) Approach to Capital Allocation

•  Invest in organic and inorganic growth

•  Focus capital on high value-add Supply Chain Solutions and Process Solutions

•  Leverage inventory investment by optimizing DOI

•  Allocate capital to high value-add product lines internationally

•  Continue to conservatively manage debt

4) Drive Growth Through Acquisitions	• Leverage acquired product lines to gain organic share • Promote cross-selling into Energy operations at higher margins • Seek high value-add products and solutions • Increase barriers to entry

2018 Performance Overview

In 2018, the Company had the following highlights:

•	The Company has completed twelve acquisitions since its inception in 2014, a reflection of DNOW’s continued strategy to drive growth through acquisition;

•	Revenue in 2018 of $3.127 billion, an increase of $479 million over 2017;

•	EBITDA in 2018 of $109 million, an increase of $102 million over 2017, a reflection of DNOW’s goal to optimize operations and maximize profits;

•	Strong margin flow-through on revenue improvement;

•	Actively leveraging M&A to deliver growth and improved profitability.

Participants

The following is a list of our named executive officers by name and position, as of December 31, 2018:

Name	Position
Robert Workman	President and Chief Executive Officer
David Cherechinsky	Senior Vice President and Chief Financial Officer
Daniel Molinaro	Executive Vice President
Raymond Chang	Vice President, General Counsel and Secretary
Mark Johnson	Vice President, Chief Accounting Officer and Corporate Controller

Good Pay Practices

Our compensation program and policies include key features that are designed to align the interests of our executives and stockholders and to mitigate compensation-related risks. The table below highlights our practices:

What We Do	What We Do Not Do
☑ Pay for Performance	☒ No gross-up payments to cover excise taxes or perquisites
☑ Long-term incentives linked to stock price appreciation and company financial performance	☒ No Guaranteed Annual or Multi-Year Bonuses
☑ Annual Cash Incentive and Long-Term Incentives are subject to the Company’s clawback policy	☒ No Repricing of Underwater Stock Options
☑ Bonus payments to executives under the annual cash incentive program are capped at a certain percentage of the executive’s base salary	☒ No significant compensation in the form of perquisites for executives
☑ Long-term incentive awards do not fully vest until a minimum of three years after the grant	☒ No pledging of our shares by executive officers or directors
☑ Varied performance metrics under short-term and long-term incentive plans
☑ Double Trigger Provisions for Change in Control
☑ Independent Compensation Consultant Reports Directly to the Compensation Committee
☑ Fully independent Compensation Committee
☑ Benchmark pay relative to the market and review the designated peer group used for market benchmarking on an annual basis
☑ Mitigate Undue Risk in Compensation Programs

Compensation Philosophy

The Company believes it is important for each executive to have a fixed amount of cash compensation, in the form of base salary, that is not dependent on the performance or results of the Company. The Company recognizes that a certain amount of financial certainty must be provided to its executives as part of their compensation.

While the Company believes a competitive base salary is needed to attract and retain talented executives, the Company’s compensation program also places a strong emphasis on performance driven annual and long-term incentives to align the executive’s interests with stockholder value. The annual and long-term incentives are calculated and paid based primarily on financial measures of profitability and stockholder value creation. Executives of the Company are incentivized to increase the Company’s profitability and stockholder return and to optimize the Company’s financial performance in order to earn a major portion of their compensation package.

The Company seeks to structure a balance between achieving strong short-term annual results and ensuring the Company’s long-term success and viability. The Company wants each of its executives to balance his or her focus between the Company’s day-to-day operational performance and the Company’s long-term goals and strategies. To reinforce the importance of balancing these perspectives, the Company’s executives are provided both short and long-term incentives.

Base salary is designed to compensate the executive for his or her performance of normal, everyday job functions. The Company’s annual cash incentive (bonus) plan and long-term incentives are designed to reward the executive for executing business plans that will benefit the Company in the short and long-term. The Company believes that the mix of short and long-term incentives allows the Company to deliver results aligned with the interests of stockholders. Stock options create a focus on share price appreciation, while the annual cash incentive (bonus) and performance-based restricted stock awards emphasize financial performance, both absolute and relative.

Components of NOW’s Compensation Program

Total Compensation
	Components of Compensation	Purpose
Fixed Pay	Base Salary	• Fixed level of compensation to attract and retain executive talent • Salary level based on tenure, expertise, scope of responsibility and individual performance
“At Risk” Pay	Annual Incentives (Cash)	• Incentivize and reward executives for achieving the Company’s profitability goals • Encourage prudent deployment of capital • Attract, motivate, and retain high quality management talent
	Stock Options	• Link significant portion of executive compensation to the enhancement of stockholder value • Focus executives on share price appreciation and reward for creating long-term stockholder value
Performance Shares

•  Recognizes the Company’s total shareholder performance relative to industry peers

•  Encourage positive financial results on the income statement and balance sheet

•  Links the Company’s performance to long-term stockholder value creation

•  Provides a long-term incentive vehicle tied to a three-year performance goal

	Restricted Stock	• Aligns interests of executives with shareholders by providing long-term stock ownership • Requires three-year cliff vesting, thus serves as a retention tool

There were no compensation policy differences among the individual executives in 2018, except that the more senior officers, such as the chief executive officer, receive higher compensation consistent with their increased responsibilities. These differences are reviewed and considered in connection with the compensation analysis performed by the Compensation Committee’s independent consultant.

Competitive Positioning

Because of these goals and objectives for executive compensation, the Company believes each element of compensation should be properly designed, as well as competitive with the marketplace, to incentivize its executives in the manner stated above. The Company believes it is also important that executive compensation be properly designed to attract and retain talented executives.

As part of its process to establish compensation levels for the Company’s named executive officers, the Compensation Committee compares each of the major elements of compensation (base salary, annual bonus and long-term incentives) for each of its named executive officers against the median compensation provided to comparable executive officers at companies in a designated peer group. When analyzing peer group data, the Compensation Committee does not establish a specific numeric range around the median data points, which it considers reasonable or acceptable. Rather, in setting compensation for any particular named executive officer, the Compensation Committee considers any variance from the median, taking into account other factors as discussed below, and determines whether such variance is appropriate. If the Compensation Committee determines that any variance is unwarranted, the Compensation Committee will make appropriate adjustments to the compensation levels.

In September 2018, the Compensation Committee requested that its independent compensation consultant, Longnecker & Associates (“L&A”), review its designated peer group against which the Company’s named executive officers compensation is compared, and provide recommendations on the ongoing peer group framework. The designated peer group, developed in 2014, was comprised of companies of similar size, companies in the equipment and services industry with emphasis on serving the energy industry, and companies in the peer group of its closest competitors, as well as companies for which the Company competes for management talent.

L&A reviewed each designated peer company’s revenue, assets, market capitalization and enterprise value in relation to the Company. L&A indicated that an ideal size for the designated peer group of the Company would be between 12 to 18 companies. L&A also indicated that in order for the Company to maintain its stated philosophy related to peer selection criteria (peer companies should generally fall within reasonable size parameters of 0.5 to 2.0 times the Company’s revenues, assets, EBITDA and/or market capitalization), L&A recommended that four companies be added to the peer group, in order to create a peer group more similar in such criteria to the Company: Gardner Denver Holdings, Inc., Kennametal, Inc., RPC, Inc. and Kaman Corp. Such recommendation was approved by the Company and the Compensation Committee.

After reviewing the peer group and L&A’s analysis and recommendations, the Compensation Committee approved the following peer group of 18 companies to form the Company’s designated peer group:

Oceaneering International, Inc.	WESCO International Inc.	KBR, Inc.
MRC Global Inc.	Flowserve Corp.	Superior Energy Services, Inc.
MasTec, Inc.	Fastenal Company	DXP Enterprises, Inc.
MSC Industrial Direct Co. Inc.	McDermott International Inc.	Applied Industrial Technologies, Inc.
Anixter International Inc.	Forum Energy Technologies, Inc.	Gardner Denver Holdings, Inc.
Kennametal, Inc.	RPC, Inc.	Kaman Corp.

The Compensation Committee recognized that the designated peer group was within reasonable size parameters (generally 0.5 times to 2 times the Company’s revenues, assets, EBITDA and/or market capitalization) and were generally similar to the Company in terms of industry and/or operations.

The Compensation Committee then engaged L&A in September 2018 to conduct its annual competitive review of executive compensation for the Company’s top five executives relative to its peer companies, as well as to analyze internal pay equity based on the peer group approved by the Compensation Committee. L&A analyzed and compared each position’s responsibilities and job title to develop competitive market data. Its executive compensation review covered the following elements of compensation: base salaries, annual bonuses, and equity compensation. L&A generated data on the components of the Company’s compensation program compared to the market 25th percentile, market 50th percentile, and market 75th percentile of the designated peer group.

Based on the compiled data and the comparisons prepared by L&A, the Compensation Committee, in consultation with the Company and L&A, determined that the total direct compensation for the Company’s named executive officers relative to the designated peer group was generally positioned between the 25th percentile and 50th percentile range of the peer group.

Compensation of the Chief Executive Officer

The Compensation Committee determines the compensation of the chief executive officer based on competitive peer group data, leadership, meeting operational goals, executing the Company’s business plan, and achieving certain financial results. Components of Mr. Workman’s compensation for 2018 are consistent with those for executive officers as described above and included base salary, participation in the annual incentive plan and the grant of stock options, restricted stock and performance awards.

In considering Mr. Workman’s base salary level, the Compensation Committee, generally on an annual basis, reviews the compensation level of chief executive officers of each of the companies in the designated peer group and considers Mr. Workman’s individual performance and success in achieving the Company’s strategic objectives.

The Compensation Committee establishes goals and objectives for Mr. Workman for each fiscal year. For 2018, Mr. Workman’s performance was measured in four key areas of the Company that align with DNOW’s strategic goals: (1) financial performance, (2) formulation and implementation of Company strategy, (3) operational performance, and (4) management and employee development. The specific goals within these four areas were set based on a determination of prioritizing Mr. Workman’s efforts on those specific areas and responsibilities that would have the greatest impact on the Company, and included the following:

•	grow market share, manage EBITDA margins and improve working capital as a percentage of revenue;

•	utilize in an efficient manner Board approved capital expenditures;

•	refinancing the Company’s revolving credit facility; and

•	training throughout the Company to ensure best in class management development processes.

Components of Compensation

The following describes the elements of the Company’s compensation program for 2018, why they were selected, and how the amounts of each element were determined.

Base Salary

Base salaries provide executives with a fixed level of monthly cash income. While the Compensation Committee is aware of competitive levels, actual salary levels are based on factors including tenure, individual performance, and level and scope of responsibility. The Company does not give specific weights to these factors. The Compensation Committee determines median base salary levels by having L&A conduct a comprehensive review of information provided in proxy statements filed by our peer companies. Generally, each executive is reviewed by the Compensation Committee individually on an annual basis. Salary adjustments are based on the individual’s experience and background, the individual’s performance during the prior year, the general movement of salaries in the marketplace, our financial position and, for each executive other than the chief executive officer, the recommendations of our chief executive officer. The Compensation Committee does not establish specific individual goals for the Company’s named executive officers, other than the chief executive officer (see “Compensation of the Chief Executive Officer” below for a discussion of the chief executive officer’s goals). The Compensation Committee’s analysis of the individual performance of any particular named executive officer is subjective in nature and takes into account the recommendations of the chief executive officer (other than with respect to him). As a result of these factors, an executive’s base salary may be above or below the targeted median at any point in time.

In November 2014, the Compensation Committee reviewed with L&A the base salaries of the named executive officers. The Compensation Committee considered each named executive officer’s base salary relative to his peers and found that overall, the Company’s executives are generally aligned below the market 25th percentile. Based on L&A’s analysis, the CEO was further behind the market than the other executives. The Compensation Committee also considered that there had been no adjustments to the Company’s named executive officers’ base salary since the Company’s spin-off from National Oilwell Varco in May 2014.

L&A recommended to the Compensation Committee that it adopt a philosophy of targeting base salaries near the market 50th percentile of the Company’s designated peer group. Given that many of the executives were not near the market 50th percentile, and to allow the executives to mature into their current roles, L&A recommended that increases to base salaries to achieve near the market 50th percentile be made over a period of three years, so as to limit the amount of any increases over a one year period and to allow the Compensation Committee to review and make any further adjustments on an annual basis. In November 2014, the Compensation Committee agreed to the staged increases in base salary pay over a three year period, subject to an annual cap that would allow the Company to maintain fiscal responsibility and better manage pay for performance alignment while salaries adjust to the market median (“Original Three Year Base Pay Plan”).

In November 2015, the Compensation Committee conducted its annual review with L&A of the base salaries of the named executive officers. The Compensation Committee considered each named executive officer’s base salary relative to his peers and found that the Company’s chief executive officer was below the market 25th percentile and the other executives were generally aligned between the market 25th percentile and the market 50th percentile. The results of such review were consistent with the analysis conducted in 2014, and were to be addressed by the Compensation Committee’s approval and implementation of the Original Three Year Base Pay Plan.

However, given the difficult and severe market conditions during 2015, Company management requested that the Compensation Committee suspend the previously approved Original Three Year Base Pay Plan, and maintain each executive’s base salary at current levels, even though such existing base salary levels were all below median levels of their designated peers (and in the case of the chief executive officer, below the market 25th percentile). The Compensation Committee, in consultation with the Company and L&A, reviewed the Company’s request. While the Compensation Committee found the Three Year Base Pay Plan to still be fully supported by market data, it agreed to honor the Company’s request and suspend implementation of the previously approved base salary adjustments for the Company’s executive officers per the Three Year Base Pay Plan, and agreed to take such actions taken by Company management into consideration when compensation was reviewed again in 2016.

In November 2016, the Compensation Committee conducted its annual review with L&A of the base salaries of the named executive officers. The Compensation Committee considered each named executive officer’s base salary relative to his peers and found that the Company’s chief executive officer was still below the market 25th percentile and the other executives were generally aligned between the market 25th percentile and the market 50th percentile. Given the continued difficult and severe market conditions during 2016, Company management requested that the Compensation Committee continue to suspend the previously approved Original Three Year Base Pay Plan, and maintain each executive’s base salary at current levels, even though such existing base salary levels were all below median levels of their designated peers (and in the case of the chief executive officer, below the market 25th percentile). The Compensation Committee, in consultation with the Company and L&A, reviewed the Company’s request. While the Compensation Committee found the Original Three Year Base Pay Plan to still be fully supported by market data, it agreed to honor the Company’s request and continue to suspend implementation of the previously approved base salary adjustments for the Company’s executive officers per the Original Three Year Base Pay Plan, and agreed to take such actions taken by Company management into consideration when compensation was reviewed again in 2017.

On February 21, 2017, the Compensation Committee agreed to implement the previously approved base salary increase for Mr. David Cherechinsky, the Company’s Chief Accounting Officer, to $300,000, noting that such base salary increase still put Mr. Cherechinsky’s base salary below the median market base salary level of his peers.

In November 2017, the Compensation Committee conducted its annual review with L&A of the base salaries of the named executive officers. The Compensation Committee considered each named executive officer’s base salary relative to his peers and found that the Company’s chief executive officer was still below the market 25th percentile and the other executives were generally aligned between the market 25th percentile and the market 50th percentile. Given that market conditions during 2017 had improved and the Company’s performance had improved as well, and also given that the Company’s executive officers had not had any base salary adjustments for three years (and the executives’ base salary levels have remained below median levels since the Company was spun-off in 2014), the Compensation Committee requested that L&A review and update the Original Three Year Base Pay Plan, in an effort to come up with a long-term plan to align executive base salary pay to market median levels.

After such review and analysis, L&A recommended that increases to base salaries to achieve near the market 50th percentile be made over a period of three years, so as to limit the amount of any increases over a one year period and to allow the Compensation Committee to review and make any further adjustments on an annual basis. The Compensation Committee agreed to the staged increases in base salary pay over a three year period, subject to an annual cap that would allow the Company to maintain fiscal responsibility and better manage pay for performance alignment while salaries adjust to the market median, starting in 2018 (“Updated Three Year Base Pay Plan”).

Thus, effective January 1, 2018, the Compensation Committee approved the following base salary increases for the Company’s executive officers: Robert Workman – from $600,000 to $700,000; Daniel Molinaro – from $425,000 to $450,000; Raymond Chang – from $368,000 to $400,000; and David Cherechinsky – from $300,000 to $305,000. These base salary adjustments were the result of the Compensation Committee approving the Updated Three Year Base Pay Plan, as a result of their following findings:

(1) the Company’s chief executive officer was still below the market 25th percentile in base salary pay and the other executives were generally aligned between the market 25th percentile and the market 50th percentile,

(2) market conditions during 2017 had improved and the Company’s performance had improved as well, and

(3) the Company’s executive officers had not had any base salary adjustments for three years.

The Updated Three Year Base Pay Plan was designed to address the above concerns, taking into further consideration that the executives’ base salary levels have remained below median levels since the Company was spun-off in 2014, and the implementation of this new plan was designed to bring executive compensation closer to the market 50th percentile over a three year period.

On February 20, 2018, the Compensation Committee, after consulting with L&A, approved the following base salary increases for the Company’s executive officers: David Cherechinsky – from $305,000 to $405,000 and Mark Johnson – from $168,000 to $243,000. Increases in base salary for these executive officers were approved, effective February 16, 2018, as a result of such executive’s promotions to new positions at the Company and each of their increased responsibilities (Mr. Cherechinsky becoming the Company’s Chief Financial Officer and Mr. Johnson becoming the Company’s Chief Accounting Officer, effective February 16, 2018). While each of their new base salaries are still below the median level of comparable salaries offered by the Company’s industry peers, it moves their prior salaries to a level closer to the median level and allows the Company to bring their compensation closer to the market 50th percentile over a period of time.

In November 2018, the Compensation Committee conducted its annual review with L&A of the base salaries of the named executive officers. L&A reviewed executive base salaries relative to the peer group, and determined that the Updated Three Year Base Pay Plan was still supported by market data. The Compensation Committee considered each named executive officer’s base salary relative to his peers and found that the Company’s chief executive officer was at the market 25th percentile and the other executives were generally aligned between the market 25th percentile and the market 50th percentile. Given that market conditions continued to improve in 2018 and the Company’s performance had improved as well in 2018 over 2017, the Compensation Committee agreed to continue implementation of base salary adjustments for the Company’s executives consistent with the Update Three Year Base Pay Plan in 2019.

The Company’s named executive officers had the following base salaries at the end of 2018:

Name	2018 Base Salary
Robert Workman	$700,000
Daniel Molinaro	$450,000
David Cherechinsky	$405,000
Raymond Chang	$400,000
Mark Johnson	$243,000

Annual Incentive Award

The objectives of the Company’s annual cash incentive plan are to incent performance to achieve the Company’s corporate growth and profitability goals, encourage smart investments and prudent employment of capital, incent efficient and optimal cash flow management, and provide competitive compensation packages to attract and retain management talent.

The Company’s annual incentive plan is designed to reward its executives in line with the financial performance of the Company on an annual basis. When the Company is achieving strong financial results, its executives will be rewarded well through its annual incentive plan. The Company believes this structure helps keep the executives properly motivated to continue helping the Company achieve these strong results.

The Company’s annual incentive plan has two independent, pre-determined and equally weighted metrics to measure the Company’s success and payouts under such plan: (1) working capital as a percentage of revenue (“Working Capital”) and (2) EBITDA percentage (“EBITDA”). Working capital is defined as current assets (excluding cash) less current liabilities (excluding short-term borrowings). Substantially all corporate exempt employees of the Company, including executive officers, are eligible to participate in the Company’s annual incentive plan in 2018, aligning a portion of each employee’s cash compensation with Company performance.

These metrics were chosen to align management’s incentives with DNOW’s strategic goals, which have been extensively communicated with DNOW’s shareholders. Our shareholders consider both these metrics to be very important to them in judging the Company’s overall performance:

Metric	Alignment with strategy
Working capital	Working capital is directly aligned with DNOW’s strategic approach to capital allocation. This metric incentivizes executive officers to focus on DNOW’s liquidity, operational efficiency and short-term financial health.

EBITDA	EBITDA is directly aligned with DNOW’s strategic goal to optimize operations. This metric incentivizes executive officers to focus on DNOW’s core operations and overall health of our business.

Each participant is assigned a target level percentage bonus (target incentive opportunity), which ranges from 5% to 100% of salary, depending on the level of the participant. There are three performance metric result levels of the target level percentage bonus set under the incentive plan for each of the two performance metrics – minimum (50%), target (100%) and maximum (200%) (the “performance metric result”). Entry level is the “minimum” level of EBITDA and Working Capital for which the Company provides an annual incentive payout.

If the Company’s EBITDA is less than the entry level threshold, then there is no payout in that fiscal year for the EBITDA portion of the annual incentive. If the Company’s Working Capital is less than the entry level threshold, then there is no payout in that fiscal year for the Working Capital portion of the annual incentive. If the Company achieves the entry level threshold for a performance metric, the “minimum” level payout of 50% of the target level percentage bonus is earned. For the EBITDA portion of the annual incentive plan, the target multiplier level (100% of the participant’s applicable percentage of base salary) is earned when the target EBITDA level is reached by the Company. For the Working Capital portion of the annual incentive plan, the target multiplier level (100% of the participant’s applicable percentage of base salary) is earned when the target Working Capital level is reached by the Company. For the EBITDA portion of the annual incentive plan, for the “maximum” level multiplier of 200% of the target level percentage bonus to occur, the Company’s EBITDA must equal or exceed the maximum EBITDA goal that was set for the incentive plan. For the Working Capital portion of the annual incentive plan, for the “maximum” level multiplier of 200% of the target level percentage bonus to occur, the Company’s Working Capital must equal or exceed the maximum Working Capital goal that was set for the incentive plan. Results falling between the stated thresholds of minimum, target and maximum will result in an interpolated, or sliding scale payout.

For 2018, the chief executive officer’s participation level was 100%, the chief financial officer’s participation level was 80%, and the other executive officers’ participation levels were between 75-80%. These participation level percentages are based on each executive’s level of responsibility for the Company’s financial performance.

A summary of the executive officer’s participation level is below:

Name	Participation Level (% of Base Salary)	Entry	Target	Maximum
Robert Workman	100%	50%	100%	200%
David Cherechinsky	80%	50%	100%	200%
Daniel Molinaro	80%	50%	100%	200%
Raymond Chang	80%	50%	100%	200%
Mark Johnson	75%	50%	100%	200%

The Compensation Committee believes the use of two separate metrics, EBITDA and Working Capital, as the designated performance objectives under the annual incentive plan best align the interests of the Company’s stockholders and the Company’s executive officers. The “target” objective is set based on the Company’s operating and financial plan for that given year, which is thoroughly prepared and reviewed by the Company each year based on projected industry market conditions for that year and the operating budgets announced by companies in the industry. This plan and the “target” objective are fully reviewed and vetted by the Compensation Committee as well as the Company’s Board of Directors. The “target” objective is thus set at a level that the Company believes is challenging to meet but achievable if the Company properly and efficiently executes its operational plan and market conditions are positive and favorable during the year.

The “minimum” and “maximum” level of EBITDA and Working Capital under the incentive plan are set based off of the “target” objective. The Compensation Committee believes this objective, formulaic measure allows the “minimum” objective to be set at a level that the Company can achieve even if market conditions are not as favorable. The “minimum” objective serves to motivate the Company’s executives to continue to work towards executing the Company’s operational plan if market conditions, which are generally outside the control of the Company, are not as favorable. The Compensation Committee believes this objective, formulaic measure allows the “maximum” objective to be set at a level that would be extremely challenging for the Company to achieve. The Compensation Committee believes that, for the “maximum” objective to be achieved, a combination of market conditions being much more favorable than initially forecasted and the Company executing its operational plan in a highly efficient manner would need to occur.

In February 2018, the Compensation Committee reviewed the metrics and weighting for the Company’s annual incentive plan for the Company’s executive officers. Taking into consideration the Company’s performance on the EBITDA and Working Capital metrics in 2017, the Compensation Committee decided to increase each of those metrics (the minimum, target and maximum levels) to make achievement of them in 2018 more challenging and difficult. The Compensation Committee in deciding to increase these metrics wanted to ensure the Company achieve financial performance in 2018 greater than that achieved in 2017 before allowing the executives to realize compensation under the Company’s annual incentive plan. Further, the Compensation Committee determined based on past performance, that the Company had achieved more success in meeting the Working Capital metric than the EBITDA metric. As the Compensation Committee wanted to incentivize the executives to improve EBITDA performance (income statement performance) on a level that it has Working Capital (balance sheet performance), the Compensation Committee decided to increase weighting to the EBITDA metric from 50% to 65%, with the remaining 35% weighting to Working Capital. In increasing the weighting of the EBITDA metric, the Compensation Committee also factored in that the Company’s shareholders generally consider the EBITDA metric the most important financial metric by which to measure the Company’s financial performance.

The metrics for EBITDA and Working Capital were set as follows by the Compensation Committee:

EBITDA Metric	2017 Metric	2018 Metric	2017 Performance Metric Weight	2018 Performance Metric Weight
Entry	0%	2%	50%	65%
Target	1%	2.5%	50%	65%
Maximum	2%	4.5%	50%	65%

WC/R Metric	2017 Metric	2018 Metric	2017 Performance Metric Weight	2018 Performance Metric Weight
Entry	35%	30%	50%	35%
Target	30%	25%	50%	35%
Maximum	25%	20%	50%	35%

Payouts are determined by metric under the Company’s annual incentive plan using the following formula:

The following examples calculate an annual incentive award payment for Mr. Workman assuming (1) the Company’s 2018 EBITDA and Working Capital were each equal to the entry level set under the incentive plan, (2) the Company’s 2018 EBITDA and Working Capital were each equal to the target set under the incentive plan, and (3) the Company’s 2018 EBITDA and Working Capital each exceeded the maximum set under the incentive plan:

EBITDA Metric	Base Salary	Target Incentive Opportunity	Performance Metric Weight	Performance Metric Result	Award Amount
Entry	$700,000	100%	65%	50%	$227,500
Target	$700,000	100%	65%	100%	$455,000
Maximum	$700,000	100%	65%	200%	$910,000

WC/R Metric	Base Salary	Target Incentive Opportunity	Performance Metric Weight	Performance Metric Result	Award Amount
Entry	$700,000	100%	35%	50%	$122,500
Target	$700,000	100%	35%	100%	$245,000
Maximum	$700,000	100%	35%	200%	$490,000

If the Target level were reached in a given performance period for both metrics for Mr. Workman, the total award in this example would sum to $700,000 ($455,000 earned in the EBITDA metric and $245,000 earned in the Working Capital (WC/R) metric).

Market conditions in 2018 improved but remained challenging. The Company’s operating results were positively impacted by the price of WTI during 2018, resulting in the Company achieving over the target level of EBITDA under its annual cash incentive plan, as market conditions through most of 2018 were more favorable than originally anticipated. The Company was able to manage its balance sheet efficiently and well during 2018, resulting in the Company achieving better than the target level of Working Capital under its annual cash incentive plan.

The Company’s achievement against the financial portion of the Annual Incentive Award in 2018 is as follows:

Metric	Achievement	Achievement as a % of Target	Weighted Payout (%)
EBITDA	3.4858%	149.288%	97%
Working Capital	22.078%	158.430%	55.5%

Thus, based on the Company’s financial results in 2018, bonus payments were made to the Company’s named executive officers, as follows: Mr. Workman - $1,067,416; Mr. Cherechinsky - $494,061; Mr. Molinaro - $548,957; Mr. Chang - $487,962; and Mr. Johnson - $277,909.

Name	Base Salary	Target Incentive Opportunity	Performance Metric Weight	Performance Metric Result	Award Amount	Total Award Amount
Robert Workman	$700,000	100%	65.00%	149.288%	$679,262	$1,067,416
			35.00%	158.430%	$388,154
Daniel Molinaro	$450,000	80%	65.00%	149.288%	$349,334	$548,957
			35.00%	158.430%	$199,622
David Cherechinsky	$405,000	80%	65.00%	149.288%	$314,401	$494,061
			35.00%	158.430%	$179,660
Raymond Chang	$400,000	80%	65.00%	149.288%	$310,519	$487,962
			35.00%	158.430%	$177,442
Mark Johnson	$243,000	75%	65.00%	149.288%	$176,850	$277,909
			35.00%	158.430%	$101,059

Long-Term Incentive Compensation

The primary purpose of the Company’s long-term incentive compensation is to focus its executive officers on a longer-term perspective in their managerial responsibilities. This component of an executive officer’s compensation directly links the officers’ interests with those of the Company’s stockholders. In addition, long-term incentives encourage management to focus on the Company’s long-term development and prosperity in addition to profitability and optimal cash flow. This program helps balance long-term versus short-term business objectives, reinforcing that one should not be achieved at the expense of the other. The Company’s long-term incentive compensation program also serves to help the Company attract and retain management talent.

In November 2014, the Compensation Committee, the Company and L&A discussed establishing a long-term incentive plan structure for the Company. L&A conducted a market study to determine what types of grants were used by the Company’s peers, as well as the type of grants the employees of the Company were accustomed to receiving during their employment with National Oilwell Varco before the spin-off.

In January 2015, the Compensation Committee agreed that equity grants to be made to the Company’s executives under the Company’s long-term incentive plan would consist of the following:

•	33 1/3% stock options,

•	33 1/3% time-based restricted stock and

•	33 1/3% performance-based share awards.

As discussed in greater detail below, starting with the 2019 long-term equity incentive grants to its executives, the long-term equity incentive program will be comprised of the following:

•	25% stock options,

•	25% time-based restricted stock and

•	50% performance-based share awards.

The Compensation Committee, the Company and L&A believed it was important that a portion of the equity grants included a grant based on the satisfaction of a specified performance condition to determine vesting of that particular grant. After consultation with Company management and L&A, the Compensation Committee established three separate performance metrics to be used for vesting of the performance share awards for executives. The Compensation Committee believed that the performance measures they established would serve to motivate the Company’s executives to deliver results aligned with the interests of Company stockholders.

The performance share awards can be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into three equal, independent parts that are subject to these three separate performance metrics: 33 1/3% with a TSR (total shareholder return) goal, 33 1/3% with an EBITDA goal and 33 1/3% with a working capital as a percentage of revenue goal (working capital). Starting with the 2019 long-term equity incentive grants to its executives, the performance share awards will be divided as follows: 50% with a TSR (total shareholder return) goal, 25% with an EBITDA goal, and 25% with a return on capital employed goal (ROCE).

As discussed in greater detail below, starting with the 2019 long-term equity incentive grants to its executives, the Compensation Committee removed the working capital metric from the long-term incentive program and replaced it with a return on capital employed metric. As discussed above, the EBITDA metric was generally considered by our shareholders to be the most important financial metric for the Company’s performance to be measured by, which is why it remained as a performance measure in both the short-term incentive program and the long-term incentive program (though the weighting of the EBITDA metric was reduced in the long-term incentive program).

Performance against the TSR goal is determined by comparing the performance of the Company’s TSR with the TSR performance of the members of the Company’s designated peer group for the three year performance period of the performance share awards. The Compensation Committee believes that the members of the Company’s designated peer group are an appropriate benchmark against which to compare the Company’s TSR performance. The following table summarizes the relationship between the Company’s TSR performance when compared with the TSR performance of the members of its designated peer group and the associated payout levels for the performance achieved for the TSR portion of the award:

Level	Payout %	Percentile Rank vs. Designated Peer Group
Maximum	200%	75th percentile or greater
Target	100%	50th percentile
Minimum	50%	25th percentile
No Payout	0%	Less than 25th percentile

Results falling between the stated thresholds of minimum, target and maximum will result in an interpolated, or sliding scale payout.

Performance against the EBITDA percentage goal is determined by comparing the performance of the Company’s actual EBITDA percentage performance average for each of the three years of the performance period against the EBITDA goal set by the Compensation Committee. The following table summarizes the payout levels on the EBITDA portion of the award based on the Company’s EBITDA percentage performance against the EBITDA percentage goal:

Level	Payout %	Actual EBITDA Performance
Maximum	200%	4.5% or higher
Target	100%	2.5%
Minimum	50%	2%
No Payout	0%	Less than 2%

Results falling between the stated thresholds of minimum, target and maximum will result in an interpolated, or sliding scale payout.

Performance against the working capital as a percentage of revenue goal is determined by comparing the performance of the Company’s actual working capital as a percentage of revenue performance average for each of the three years of the performance period against the working capital as a percentage of revenue goal set by the Compensation Committee. The following table summarizes the payout levels on the working capital as a percentage of revenue portion of the award based on the Company’s working capital as a percentage of revenue performance against the working capital goal (WC):

Level	Payout %	Actual Working Capital Performance
Maximum	200%	20% or lower
Target	100%	25%
Minimum	50%	30%
No Payout	0%	Greater than 30%

Results falling between the stated thresholds of minimum, target and maximum will result in an interpolated, or sliding scale payout. Working capital for purposes of this calculation will exclude cash.

The Compensation Committee implemented this performance award structure to provide for long-term incentives comparable to those awards used by the Company’s peers, such as:

•	Making award payouts based on multiple measures/metrics; and

•	Providing an earn-out structure with a threshold and maximum payout with varying levels of performance to incentivize performance

The performance share awards granted in 2016, vesting in 2019, were eligible to be earned based on the Company’s performance against the three separate, equally-weighted performance metrics, TSR, EBITDA and working capital, during the three-year period from January 1, 2016 to December 31, 2018. The performance results for each metric and the payout levels for these performance share awards, which were certified by the Compensation Committee in February 2019, are as follows:

Metric	Performance Result 2016-2018	Payout %
EBITDA	-1.33%	0%
Working Capital	23.08%	200%
TSR	21.50 percentile	0%

Among the three independent, equally-weighted metrics for the performance awards, the TSR and EBITDA metrics did not result in any award given that DNOW fell below the minimum threshold point for each of those two metrics. For the third metric, working capital, DNOW exceeded the maximum threshold point, resulting in a 200% payout for this metric.

Name	Performance Awards Granted in 2016 (Target # of Shares)	Performance Awards Paid Out in 2019 (# of Shares) (1)
Robert Workman	67,411	44,940
David Cherechinsky	9,309	6,206
Daniel Molinaro	20,223	13,482
Raymond Chang	15,408	10,272

(1)	Represents the gross number of shares that were paid out, before deduction of shares to cover tax withholding obligations.

The Company grants stock options, time-based restricted stock and performance-based share awards to the Company’s key executives based on competitive grants within the industry and based on the level of long-term incentives appropriate for the competitive long-term compensation component of total compensation. Such executives are eligible to receive stock options, restricted stock and performance share awards annually with other key managers being eligible on a discretionary basis. Eligibility for an award does not ensure receipt of an award.

Options are granted with an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant and generally vest in equal annual installments over a three-year period, and have a seven-year term subject to earlier termination. Option grants, restricted stock award grants and performance award grants must be reviewed and approved by the Compensation Committee.

The Company’s long-term incentive compensation program is focused on employees who will have a greater impact on the direction and long-term results of the Company by virtue of their roles and responsibilities.

In February 2018, the Compensation Committee increased the minimum, target and maximum level metrics for the EBITDA performance goals as well as the minimum, target and maximum level metrics for the WC performance goals for the 2018 long-term incentive grants for the executives, from the metric levels for the 2017 long-term incentive grants, in order to make achievement of these performance goals more challenging and difficult to achieve in 2018.

Based on the foregoing, on February 20, 2018, the Compensation Committee approved the grant of stock options, restricted stock awards, and performance share awards to its executive officers pursuant to the NOW Inc. Long-Term Incentive Plan for the 2018-2020 performance period, as follows:

Name	Securities Underlying Options (#)	Shares of Restricted Stock (3 Years) (#)	Performance Awards (Target # of Shares)
Robert Workman	447,761	76,220	76,220
David Cherechinsky	123,881	21,087	21,087
Daniel Molinaro	123,881	21,087	21,087
Raymond Chang	93,284	15,879	15,879
Mark Johnson	47,015	8,003	8,003

The exercise price of the stock options is $9.90 per share, which was the closing stock price of NOW Inc. common stock on the date of grant. The stock options have a term of seven years from the date of grant and vest in three equal annual installments beginning on the first anniversary of the date of the grant.

The restricted stock awards granted by the Company to its executive officers vest 100% on the third anniversary of the date of grant.

The performance share awards can be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into three equal, independent parts that are subject to three separate performance metrics: 33 1/3% with a TSR (total shareholder return) goal, 33 1/3% with an EBITDA percentage goal, and 33 1/3% with a working capital as a percentage of revenue goal (working capital).

The goal of the stock option program is to provide a compensation program that is competitive within the industry while directly linking a significant portion of the executive’s compensation to the enhancement of stockholder value. The ultimate value of any stock option is based solely on the increase in value of the shares of the Company’s common stock over the grant price. Accordingly, stock options have value only if the Company’s stock price appreciates from the date of grant. Additionally, the option holder must remain employed during the period required for the option to “vest”, thus providing an incentive for an option holder to remain employed by the Company. This at-risk component of compensation focuses executives on the creation of stockholder value over the long-term and is therefore inherently performance-based compensation.

The goal of the performance-based share award program is to provide a compensation program that is also competitive within the industry while directly linking a significant portion of the executive’s compensation to the financial performance of the Company. The performance-based share awards received by the executives have value only if the Company’s designated financial performance objectives are met and exceeded. Additionally, the holder must also remain employed during the period required for the award to “vest”, thus providing an additional incentive for the award holder to remain employed by the Company. This at-risk component of compensation focuses executives on achieving strong financial performance for the Company over the long-term.

The goal of time-based restricted stock award grants is to serve as a key retention tool for the Company to retain its executives and key employees. The restricted stock awards will have value to the executive even if the Company’s stock price falls below the price on the date of grant, provided that the executive remains employed during the period required for the award to “vest”.

The Company believes that its equity incentive grants must be sufficient in size and duration to provide a long-term performance and retention incentive for executives and to increase their interest in the appreciation of the Company’s stock and achievement of positive financial results, both in absolute terms and relative to its peers. The Company believes that stock option, restricted stock and performance award grants at a competitive level, with certain vesting requirements, are an effective way of promoting the long-term nature of its business.

Changes to the Long-Term Incentive Compensation Program

As a result of our Say-On-Pay proposal results following the 2018 annual meeting, at the Board’s discretion, we reached out to our top 15 shareholders representing more than 78% of our outstanding shares, to request meetings to discuss any issues or concerns they may have with our executive compensation program. In September and October 2018, the Board’s Compensation Committee Chair, Mr. Alario, along with Mr. Chang, the Company’s General Counsel, met by phone with shareholders representing nearly 30% of our outstanding shares. These meetings provided the Compensation Committee and the Board with valuable insights into our shareholders’ perspectives on our compensation program and potential improvements to the program, as described below.

After receiving feedback from our shareholders on our executive compensation program during this engagement effort and evaluating such feedback, the Compensation Committee determined to make several changes and enhancements to its long-term incentive plan compensation program to address specific changes discussed during our shareholder outreach efforts, as follows: (1) increasing the weighting of the performance-based share awards from 33 1/3% to 50% of the long-term incentive program, (2) increasing the weighting of the relative total shareholder return (TSR) metric within the performance-based share awards from 33 1/3% to 50%, and (3) reducing the duplication of certain performance metrics between the short-term and long-term incentive programs by eliminating the working capital metric from the long-term incentive program and replacing it with a return on capital employed metric.

The main goals behind the Compensation Committee agreeing to make these changes in November 2018, for all annual equity grants for the Company’s executives on a go forward basis, starting with their 2019 long-term equity incentive grants (the first equity grants to be made to the Company’s executives after the latest Say-On-Pay proposal results), was to ensure that:

•	performance based awards comprised at least half of the long-term incentive program;

•	a total shareholder return metric was the heaviest weighted performance metric in the long-term incentive program; and

•

measuring executive performance on different metrics than the annual incentive program by removing some of the duplication of performance metrics between the annual incentive program and the long-term incentive program.

Thus, starting with the 2019 long-term equity incentive grants to its executives, the long-term equity incentive program will be comprised of three separate types of grants:

•	25% stock options,

•	25% time-based restricted stock and

•	50% performance-based share awards.

Further, the performance share awards will be divided into these three separate performance metrics: 50% with a TSR (total shareholder return) goal, 25% with an EBITDA goal and 25% with a return on capital employed goal (ROCE). Based on feedback received from the Company’s shareholders, the Compensation Committee approved increasing the weighting of the TSR goal metric to incentivize Company management to improve shareholder returns.

Recent Developments

On February 19, 2019, the Compensation Committee approved the terms and structure of the 2019 NOW Inc. Annual Incentive Plan, with the same two equally weighted metrics, EBITDA and Working Capital, used in prior annual incentive plans. The Compensation Committee increased the minimum, target and maximum levels under each metric for the 2019 plan, to incentivize greater Company performance in 2019 over 2018. With respect to the EBITDA performance metric, the Compensation Committee approved increasing the EBITDA performance metrics to 3.0%, 3.5% and 4.5% for the minimum, target and maximum levels, respectively. With respect to the working capital metric, the Compensation Committee also approved increasing the working capital metrics to 25%, 22.5% and 20% for the minimum, target and maximum levels, respectively.

On February 19, 2019, the Compensation Committee approved the terms and structure of the 2019 Long-Term Incentive grants to the Company’s executives. The terms of such grants are consistent with the changes described under “Changes to the Long-Term Incentive Compensation Program” above, except as otherwise set forth below.

The Compensation Committee made a structural change starting with the 2019 long-term equity incentive grants to its executives to ensure that 50% of such awards are now and in the future comprised of the performance-based share awards. Thus, starting with the 2019 long-term equity incentive grants to its executives, the long-term equity incentive program will be comprised of three separate types of grants:

•	25% stock options,

•	25% time-based restricted stock and

•	50% performance-based share awards.

Further to the above, the Compensation Committee approved the following specific grants to the Company’s executive officers:

On February 19, 2019, the Compensation Committee approved the grant of stock options to its executive officers pursuant to the NOW Inc. Long-Term Incentive Plan, as follows:

Name	Securities Underlying Options (#)
Robert Workman	99,734
David Cherechinsky	27,593
Daniel Molinaro	27,593
Raymond Chang	20,778
Mark Johnson	10,472

The exercise price of the stock options is $15.30 per share, which was the closing stock price of NOW Inc. common stock on the date of grant. The stock options have a term of seven years from the date of grant and vest in three equal annual installments beginning on the first anniversary of the date of the grant.

On February 19, 2019, the Compensation Committee approved the grant of time-based restricted stock to its executive officers pursuant to the NOW Inc. Long-Term Incentive Plan, as follows:

Name	Shares of Restricted Stock (3 Years) (#)
Robert Workman	49,020
David Cherechinsky	13,562
Raymond Chang	10,212
Mark Johnson	5,147

The restricted stock awards granted by the Company to its executive officers vest 100% on the third anniversary of the date of grant.

On February 19, 2019, the Compensation Committee approved the grant of performance share awards to its executive officers pursuant to the NOW Inc. Long-Term Incentive Plan, as follows:

Name	Performance Awards (Target # of Shares)
Robert Workman	98,039
David Cherechinsky	27,124
Raymond Chang	20,425
Mark Johnson	10,294

The performance share awards can be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into three separate performance metrics: 50% with a TSR (total shareholder return) goal, 25% with an EBITDA goal, and 25% with a return on capital employed goal (ROCE). With respect to the EBITDA performance metric, the Compensation Committee approved increasing the EBITDA performance metrics to 3.0%, 3.5% and 4.5% for the minimum, target and maximum levels, respectively. With respect to the return on capital employed metric, the Compensation Committee approved the metrics of 7.0%, 8.0% and 9.0% for the minimum, target and maximum levels, respectively.

Effective January 1, 2019, the Compensation Committee, in connection with its annual review of executive compensation and performance, after consulting with L&A, approved the following base salary increases for the Company’s executive officers: Robert Workman – from $700,000 to $840,000; Raymond Chang – from $400,000 to $412,000; and David Cherechinsky – from $405,000 to $425,000. These base salary adjustments were the result of the Compensation Committee approving the Updated Three Year Base Pay Plan in November 2017, and implementing the base salary adjustments for year two of the plan, as a result of their following findings: (1) the Company’s chief executive officer was still at the market 25th percentile in base salary pay and the other executives were generally aligned between the market 25th percentile and the market 50th percentile, (2) market conditions during 2018 had improved and the Company’s performance had improved as well (the Company’s revenue and EBITDA significantly improved from 2017 to 2018), and (3) the Company’s chief executive officer and most of the other executive officers had not had any base salary adjustments for three years prior to 2018. The Updated Three Year Base Pay Plan was designed to address the above concerns, taking into further consideration that the executives’ base salary levels have remained below median levels since the Company was spun-off in 2014, and the implementation of this new plan was designed to bring executive compensation closer to the market 50th percentile over a three year period.

Retirement, Health and Welfare Benefits

The Company offers retirement, health and welfare programs to all eligible employees. The Company’s executive officers generally are eligible for the same benefit programs on the same basis as the rest of the Company’s employees. The health and welfare programs cover medical, pharmacy, dental, vision, HSA and FSA, life, accident, accidental death and dismemberment and disability insurance.

The Company offers retirement programs that are intended to supplement the employee’s personal savings. The programs include the NOW Inc. 401(k) and Retirement Savings Plan (“401k Plan”) and NOW Inc. Supplemental Savings Plan (“Supplemental Plan”). The Company’s U.S. employees, including its executives, are generally eligible to participate in the 401k Plan. Employees of the Company who are eligible based on guidelines established by the Company’s benefits plan administrative committee may participate in the Supplemental Plan. Participation in the 401k Plan and Supplemental Plan are voluntary.

The Company established the 401k Plan to allow employees to save for retirement through a tax-advantaged combination of employee and Company contributions and to provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. The 401k Plan allows eligible employees to elect to contribute a portion of their eligible compensation into the 401k Plan. Wages and salaries from the Company are generally considered eligible compensation. After one year of service, employee contributions are matched in cash by the Company at the rate of $1.00 per $1.00 employee contribution for the first 4% of the employee’s salary. In addition, the Company makes cash contributions for all eligible employees between 2.5% and 5.5% of their salary depending on the employee’s full years of service with the Company. Such contributions vest immediately. The 401k Plan offers 26 different investment options, for which the participant has sole discretion in determining how both the employer and employee contributions are invested. The 401k Plan provides the Company’s employees the option to invest directly in the Company’s stock. The 401k Plan offers in-service withdrawals, loans and hardship distributions.

The Company established the Supplemental Plan, a non-qualified plan, to:

•

allow Supplemental Plan participants to continue saving towards retirement when, due to compensation and contribution ceilings established under the Internal Revenue Code, they can no longer contribute to the 401k Plan; and

•	provide Company contributions that cannot be contributed to the 401k Plan due to compensation and contribution ceilings established under the Internal Revenue Code.

Compensation which may be deferred into the Supplemental Plan includes wages and salaries from the Company and bonus payments made under a Company incentive plan. Supplemental Plan participants may elect to defer a percentage of their base pay and bonus payments received under a Company incentive plan into the Supplemental Plan. Contributions in the Supplemental Plan vest immediately. The investment options offered in the Supplemental Plan are similar to the investment options offered in the 401k Plan (except Company stock is not offered).

U.S. Income Tax Limits on Deductibility

Section 162(m) of the Internal Revenue Code imposes a $1 million limitation on the deductibility of certain compensation paid to our chief executive officer and the next three highest paid executives excluding the chief financial officer (“covered employees”). Pursuant to the 2017 Tax Cuts and Jobs Act, signed into law on December 22, 2017 (the “Tax Act”), for fiscal years beginning after December 31, 2017, the compensation of the chief financial officer is also subject to the deduction limitation. For fiscal years beginning on or before December 31, 2017, Section 162(m) excluded compensation from this limitation that qualified as “performance based.” For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. Our stock option and performance-based share award grants have been designed to be “performance based compensation” and, for periods prior to January 1, 2018, bonus payments to our executives under the Company’s Annual Incentive Plan should also qualify as performance based and therefore be excluded from this limitation. Pursuant to the Tax Act, subject to certain transition rules, for fiscal years beginning after December 31, 2017, the performance-based compensation exception to the deduction limitations under Section 162(m) will no longer be available. As a result, for fiscal years beginning after December 31, 2017, any compensation in excess of $1,000,000 million paid to our executive officers may not be deductible. Although the Compensation Committee takes the requirements of Section 162(m) into account in designing executive compensation, the Compensation Committee believes that the potential deductibility of the compensation payable under our executive compensation plans and arrangements should be only one of a number of relevant factors taken into consideration in establishing those compensation plans and arrangements for our executive officers and not the sole governing factor. For that reason, the Compensation

Committee intends to structure our compensation plans and arrangements in a manner similar to the 2017 and 2018 fiscal year, acknowledging that a portion of those compensation payments may not be deductible under Section 162(m), in order to assure appropriate levels of total compensation for our executive officers based on the Company’s performance.

Option Grant Practices

Historically, the Company has granted stock options to its key employees, including executives, in the first quarter of the year. The Company does not have any program, plan or practice to time its option grants to its executives in coordination with the release of material non-public information, and has not timed its release of material non-public information for the purposes of affecting the value of executive compensation. The Company does not set the grant date of its stock option grants to new executives in coordination with the release of material non-public information.

The Compensation Committee has the responsibility of approving any Company stock option grants. The Compensation Committee does not delegate material aspects of long-term incentive plan administration to any other person. The Company’s senior executives in coordination with the Compensation Committee set a time for the Committee to meet during the first quarter of the year to review and approve stock option grants proposed by the senior executives. The specific timing of the meeting during the quarter is dependent on committee member schedules and availability and the Company finalizing its stock option grant proposal. If approved by the Compensation Committee, the grant date for the stock option grants is the date the Committee meets and approves the grant, with the exercise price for the option grant being based on the Company’s closing stock price on the date of grant.

Recoupment Policy and Other Considerations

“Clawback” Policy Regarding the Adjustment or Recovery of Compensation

The Company’s Long-Term Incentive Plan allows the Compensation Committee, at its sole discretion, to terminate any award if it determines that the recipient of such award has engaged in material misconduct. For purposes of this provision, material misconduct includes conduct adversely affecting the Company’s financial condition or results of operations, or conduct which constitutes fraud or theft of Company assets, any of which require the Company to make a restatement of its reported financial statements. If any material misconduct results in any error in financial information used in the determination of compensation paid to the recipient of any award and the effect of such error is to increase the payment amount pursuant to such award, the Compensation Committee may also require the recipient to reimburse the Company for all or a portion of such increase in compensation provided in connection with any such award. In addition, if there is a material restatement of the Company’s financial statements that affects the financial information used to determine the compensation paid to the recipient of an award, then the Compensation Committee may take whatever action it deems appropriate to adjust such compensation.

Prohibition on Hedging and Pledging

The Company has had a policy in place since its inception in 2014 prohibiting the Company’s executives from engaging in pledging activities with respect to the Company’s shares. The Company also has a policy in place prohibiting the Company’s executives from engaging in various hedging activities with respect to the Company’s shares, including prohibitions against making any short sales of any shares of the Company as well as prohibitions against the Company’s executives buying or selling puts, calls or options in respect of the Company’s shares.

Compensation Consultant Independence

In furtherance of maintaining the independence of the Compensation Committee’s compensation consultant, the Compensation Committee has the sole authority to retain or terminate L&A.

In connection with its engagement of L&A, the Compensation Committee considered various factors bearing upon L&A’s independence including, but not limited to, the amount of fees received by L&A from the Company as a percentage of L&A’s total revenue, L&A’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact L&A’s independence. After reviewing these and other factors, the Compensation Committee determined that L&A was independent and that its engagement did not present any conflicts of interest. L&A also determined that it was independent from management and confirmed this to the Compensation Committee.

Compensation Committee Report

The responsibilities of the Compensation Committee, which are set forth in the Compensation Committee Charter adopted by the Board of Directors, include approving and evaluating all compensation of directors and executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company.

We have reviewed and discussed with senior management the Compensation Discussion and Analysis section included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2019 Proxy Statement.

Members of the Compensation Committee

Richard Alario, Committee Chairman

Paul Coppinger

James Crandell

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Workman

The Company entered into an employment agreement on May 30, 2014 with Mr. Workman. Under the employment agreement, Mr. Workman is provided a base salary. The employment agreement also entitles him to receive an annual bonus and to participate in the Company’s incentive, savings and retirement plans. The agreement has a term of one year and is automatically extended on an annual basis. The agreement provides for a base salary, participation in employee incentive plans, and employee benefits as generally provided to employees of the Company.

In addition, the agreement contains certain termination provisions. If the employment relationship is terminated by the Company for any reason other than

•	voluntary termination;

•	termination for cause (as defined);

•	death; or

•	long-term disability;

or if the employment relationship is terminated by the employee for Good Reason, as defined below, Mr. Workman is entitled to receive three times the amount of his current base salary, an amount equal to the total of the employer matching contributions under the Company’s 401k Plan and Supplemental Plan, and continual participation in the Company’s welfare and medical benefit plans. Further, any restricted stock held by Mr. Workman, not already vested, will be 100% vested.

Under the agreement, termination by Mr. Workman for “Good Reason” means

•	the assignment to him of any duties inconsistent with his current position or any action by the Company that results in a diminution in his position, authority, duties or responsibilities;

•	a failure by the Company to comply with the terms of the agreement; or

•	requiring Mr. Workman to relocate or to travel to a substantially greater extent than required at the date of the agreement.

The agreement also contains restrictions on competitive activities and solicitation of our employees for one year following the date of termination. After any such termination of employment, Mr. Workman will also have the option to participate in the Company’s welfare and medical benefit plans at employee rates and will be entitled to receive outplacement services valued at not more than 15% of base salary.

Cherechinsky, Molinaro, Chang, and Johnson

The Company entered into employment agreements on May 30, 2014 with Messrs. Cherechinsky, Molinaro and Chang. The Company entered into an employment agreement on February 16, 2018 with Mr. Johnson. Under the employment agreements, Messrs. Cherechinsky, Molinaro, Chang, and Johnson are provided base salary. The agreements have a one-year term and are automatically extended on an annual basis. The agreements also provide for participation in employee incentive plans, and employee benefits as generally provided to all employees. If the employment relationship is terminated by the Company for any reason other than

☐	voluntary termination;

☐	termination for cause (as defined);

☐	death; or

☐	long-term disability;

or if the employment relationship is terminated by the employee for Good Reason, the employee is entitled to receive 2.5 times his current base salary (with the exception of Mr. Johnson who would be entitled to receive 1.5 times his current base salary) and an amount equal to the total of the employer matching contributions under the Company’s 401k Plan and Supplemental Plan, and continual participation in the Company’s welfare and medical benefit plans. Further, any restricted stock held by the executive, not already vested, will be 100% vested.

Under the agreements, termination by Messrs. Cherechinsky, Molinaro, Chang, and/or Johnson for “Good Reason” means:

•	the assignment to him of any duties inconsistent with his current position or any action by the Company that results in a diminution in his position, authority, duties or responsibilities;

•	a failure by the Company to comply with the terms of the agreement; or

•	requiring the executive to relocate or to travel to a substantially greater extent than required at the date of the agreement.

The agreements also contain restrictions on competitive activities and solicitation of our employees for one year following the date of termination. After any such termination of employment, the executive will also have the option to participate in the Company’s welfare and medical benefit plans at employee rates and will be entitled to receive outplacement services valued at not more than 15% of the executive’s base salary.

Additionally, the Company’s stock option agreements, restricted stock agreements, and performance award agreements provide for full vesting of unvested outstanding options, restricted stock and performance awards, respectively, in the event of a change of control of the Company and a change in the holder’s responsibilities following a change in control of the Company (a “double trigger”).

The Company’s employment agreements with its executives do not contain any “gross up” provisions for excise tax that could be imposed under Section 4999 of the Internal Revenue Code as a result of any payment or benefits provided to an executive under his employment agreement.

Potential Payments Upon Termination or Change in Control

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the named executive officers in the event of a termination of employment or change in control of the Company.

The Company’s Compensation Committee believes the payment and benefit levels provided to its named executive officers under their employment agreements and/or change of control plans upon termination or change of control should correspond to the level of responsibility and risk assumed by the named executive officer. Thus, the payment and benefit levels for Mr. Workman, Mr. Cherechinsky, Mr. Molinaro, Mr. Chang and Mr. Johnson are based on their levels of responsibility and market considerations at the time the Company entered into the relevant agreements. The Compensation Committee recognizes that it is not likely that the Company’s named executive officers would be retained by an acquirer in the event of a change of control. As a result, the Compensation Committee believes that a certain amount of cash compensation, along with immediate vesting of all unvested equity compensation, is an appropriate and sufficient incentive for the named executive officers to remain employed with the Company, even if a change of control were imminent. It is believed that these benefit levels should provide the Company’s named executive officers with reasonable financial security so that they could continue to make strategic decisions that impact the future of the Company.

The amount of compensation payable to each named executive officer in each situation is listed in the tables below.

The following table describes the potential payments upon termination or change in control of the Company as of December 31, 2018 for Robert Workman, the Company’s President and Chief Executive Officer.

Executive Benefits and Payments Upon Termination (1)	Involuntary Not for Cause Termination (2)
Base Salary (3 times)	$2,100,000
Continuing medical benefits	$276,627
Retirement Contribution and Matching	$93,541
Value of Unvested Stock Options	$779,104
Value of Unvested Restricted Stock	$4,687,102
Value of Unvested Performance Awards (3)	$2,114,941
Outplacement Services (4)	$105,000
Total:	$10,156,315

(1)

For purposes of this analysis, we assumed the Executive’s compensation is as follows: base salary as of December 31, 2018 of $700,000. Unvested stock options include 60,638 options from 2016 grant at $13.71/share, 152,260 options from 2017 grant at $20.64/share and 447,761 options from 2018 grant at $9.90/share. Unvested restricted stock includes 220,976 shares from 2014 grants, 67,411 shares from 2016 grant, 38,065 shares from 2017 grant and 76,220 shares from 2018 grant. Unvested performance share awards includes 67,411 shares from 2016 grant, 38,065 shares from 2017 grant and 76,220 shares from 2018 grant. Value of unvested stock options, restricted stock and performance share awards based on a share price of $11.64, the Company’s closing stock price on December 31, 2018.

(2)

Assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason”, as of December 31, 2018. Termination by the executive for “Good Reason” means the assignment to the employee of any duties inconsistent with his current position or any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities; a failure by the Company to comply with the terms of the executive’s employment agreement; or the requirement of the executive to relocate or to travel to a substantially greater extent than required at the date of the employment agreement.

(3)	For purposes of this analysis, we have assumed that the performance share awards vest at target (100%).
(4)	Executive also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.

In the event of:

•	a Company termination of Mr. Workman’s employment for cause;

•	Mr. Workman’s voluntary termination of his employment with the Company (not for “Good Reason”); or

•	Mr. Workman’s employment with the Company is terminated due to his death or disability,

no extra benefits are payable by the Company to Mr. Workman as a result of any such events, other than accrued obligations and benefits owed by the Company to Mr. Workman (such as base salary through the date of termination and his outstanding balance in the Company’s 401k Plan and Supplemental Plan). In the event termination is not for cause, Mr. Workman would also be entitled to receive an amount equal to 50% of his base salary.

The following table describes the potential payments upon termination or change in control of the Company as of December 31, 2018 for David Cherechinsky, the Company’s Senior Vice President and Chief Financial Officer:

Executive Benefits and Payments Upon Termination (1)	Involuntary Not for Cause Termination (2)
Base Salary (2.5 times)	$1,012,500
Continuing medical benefits	$467,760
Retirement Contribution and Matching	$52,064
Value of Unvested Stock Options	$215,553
Value of Unvested Restricted Stock	$962,162
Value of Unvested Performance Awards (3)	$410,985
Outplacement Services (4)	$60,750
Total:	$3,181,774

(1)

For purposes of this analysis, we assumed the Executive’s compensation is as follows: base salary as of December 31, 2018 of $405,000. Unvested stock options include 8,374 options from 2016 grant at $13.71/share, 19,647 options from 2017 grant at $20.64/share and 123,881 from 2018 grant at $9.90/share. Unvested restricted stock includes 47,352 shares from 2014 grants, 9,309 shares from 2016 grant, 4,912 shares from 2017 grant and 21,087 shares from 2018 grant. Unvested performance share awards includes 9,309 shares from 2016 grant and 4,912 shares from 2017 grant and 21,087 shares from 2018 grant. Value of unvested stock options, restricted stock and performance share awards based on a share price of $11.64, the Company’s closing stock price on December 31, 2018.

(2)

Assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason”, as of December 31, 2018. Termination by the executive for “Good Reason” means the assignment to the employee of any duties inconsistent with his current position or any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities; a failure by the Company to comply with the terms of the executive’s employment agreement; or the requirement of the executive to relocate or to travel to a substantially greater extent than required at the date of the employment agreement.

(3)	For purposes of this analysis, we have assumed that the performance share awards vest at target (100%).
(4)	Executive also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.

In the event of:

•	a Company termination of Mr. Cherechinsky’s employment for cause;

•	Mr. Cherechinsky’s voluntary termination of his employment with the Company (not for “Good Reason”); or

•	Mr. Cherechinsky’s employment with the Company is terminated due to his death or disability,

no extra benefits are payable by the Company to Mr. Cherechinsky as a result of any such events, other than accrued obligations and benefits owed by the Company to Mr. Cherechinsky (such as base salary through the date of termination and his outstanding balance in the Company’s 401k Plan and Supplemental Plan). In the event termination is not for cause, Mr. Cherechinsky would also be entitled to receive an amount equal to 50% of his base salary.

The following table describes the potential payments upon termination or change in control of the Company as of December 31, 2018 for Daniel Molinaro, the Company’s Executive Vice President.

Executive Benefits and Payments Upon Termination (1)	Involuntary Not for Cause Termination (2)
Base Salary (2.5 times)	$1,125,000
Continuing medical benefits	$133,904
Retirement Contribution and Matching	$63,474
Value of Unvested Stock Options	$215,553
Value of Unvested Restricted Stock	$1,589,349
Value of Unvested Performance Awards (3)	$609,482
Outplacement Services (4)	$67,500
Total:	$3,804,262

(1)

For purposes of this analysis, we assumed the Executive’s compensation is as follows: base salary as of December 31, 2018 of $450,000. Unvested stock options include 18,192 options from 2016 grant at $13.71/share, 44,204 options from 2017 grant at $20.64/share and 123,881 options from 2018 grant at $9.90/share. Unvested restricted stock includes 84,181 shares from 2014 grants, 20,223 shares from 2016 grant, 11,051 shares from 2017 grant and 21,087 shares from 2018 grant. Unvested performance share awards includes 20,223 shares from 2016 grant, 11,051 shares from 2017 grant and 21,087 shares from 2018 grant. Value of unvested stock options, restricted stock and performance share awards based on a share price of $11.64, the Company’s closing stock price on December 31, 2018.

(2)

Assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason”, as of December 31, 2018. Termination by the executive for “Good Reason” means the assignment to the employee of any duties inconsistent with his current position or any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities; a failure by the Company to comply with the terms of the executive’s employment agreement; or the requirement of the executive to relocate or to travel to a substantially greater extent than required at the date of the employment agreement.

(3)	For purposes of this analysis, we have assumed that the performance share awards vest at target (100%).
(4)	Executive also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.

In the event of:

•	a Company termination of Mr. Molinaro’s employment for cause;

•	Mr. Molinaro’s voluntary termination of his employment with the Company (not for “Good Reason”); or

•	Mr. Molinaro’s employment with the Company is terminated due to his death or disability,

no extra benefits are payable by the Company to Mr. Molinaro as a result of any such events, other than accrued obligations and benefits owed by the Company to Mr. Molinaro (such as base salary through the date of termination and his outstanding balance in the Company’s 401k Plan and Supplemental Plan). In the event termination is not for cause, Mr. Molinaro would also be entitled to receive an amount equal to 50% of his base salary.

The following table describes the potential payments upon termination or change in control of the Company as of December 31, 2018 for Raymond Chang, the Company’s Vice President and General Counsel.

Executive Benefits and Payments Upon Termination (1)	Involuntary Not for Cause Termination (2)
Base Salary (2.5 times)	$1,000,000
Continuing medical benefits	$675,476
Retirement Contribution and Matching	$47,513
Value of Unvested Stock Options	$237,874
Value of Unvested Restricted Stock	$1,239,963
Value of Unvested Performance Awards (3)	$464,226
Outplacement Services (4)	$60,000
Total:	$3,725,052

(1)

For purposes of this analysis, we assumed the Executive’s compensation is as follows: base salary as of December 31, 2018 of $400,000. Unvested stock options include 13,860 options from 2016 grant at $13.71/share, 34,382 options from 2017 grant at $20.64/share and 93,284 options from 2018 grant at $9.90/share. Unvested restricted stock includes 66,644 shares from 2014 grants, 15,408 shares from 2016 grant, 8,595 shares from 2017 grant and 15,879 shares from 2018 grant. Unvested performance share awards includes 15,408 shares from 2016 grant, 8,595 shares from 2017 grant and 15,879 shares from 2018 grant. Value of unvested stock options, restricted stock and performance share awards based on a share price of $11.64, the Company’s closing stock price on December 31, 2018.

(2)

Assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason”, as of December 31, 2018. Termination by the executive for “Good Reason” means the assignment to the employee of any duties inconsistent with his current position or any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities; a failure by the Company to comply with the terms of the executive’s employment agreement; or the requirement of the executive to relocate or to travel to a substantially greater extent than required at the date of the employment agreement.

(3)	For purposes of this analysis, we have assumed that the performance share awards vest at target (100%).
(4)	Executive also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.

In the event of:

•	a Company termination of Mr. Chang’s employment for cause;

•	Mr. Chang’s voluntary termination of his employment with the Company (not for “Good Reason”); or

•	Mr. Chang’s employment with the Company is terminated due to his death or disability,

no extra benefits are payable by the Company to Mr. Chang as a result of any such events, other than accrued obligations and benefits owed by the Company to Mr. Chang (such as base salary through the date of termination and his outstanding balance in the Company’s 401k Plan and Supplemental Plan). In the event termination is not for cause, Mr. Chang would also be entitled to receive an amount equal to 50% of his base salary.

The following table describes the potential payments upon termination or change in control of the Company as of December 31, 2018 for Mark Johnson, the Company’s Vice President and Chief Accounting Officer.

Executive Benefits and Payments Upon Termination (1)	Involuntary Not for Cause Termination (2)
Base Salary (1.5 times)	$364,500
Continuing medical benefits	$770,089
Retirement Contribution and Matching	$25,775
Value of Unvested Stock Options	$81,806
Value of Unvested Restricted Stock	$152,577
Value of Unvested Performance Awards (3)	$93,155
Outplacement Services (4)	$36,450
Total:	$1,524,352

(1)

For purposes of this analysis, we assumed the Executive’s compensation is as follows: base salary as of December 31, 2018 of $243,000. Unvested stock options include 5,500 options from 2016 grant at $13.71/share, 8,667 options from 2017 grant at $20.64/share and 47,015 options from 2018 grant at $9.90/share. Unvested restricted stock includes 2,930 shares from 2016 grant, 2,175 shares from 2017 grant and 8,003 shares from 2018 grant. Unvested performance share awards includes 8,003 shares from 2018 grant. Value of unvested stock options, restricted stock and performance share awards based on a share price of $11.64, the Company’s closing stock price on December 31, 2017.

(2)

Assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason”, as of December 31, 2018. Termination by the executive for “Good Reason” means the assignment to the employee of any duties inconsistent with his current position or any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities; a failure by the Company to comply with the terms of the executive’s employment agreement; or the requirement of the executive to relocate or to travel to a substantially greater extent than required at the date of the employment agreement.

(3)	For purposes of this analysis, we have assumed that the performance share awards vest at target (100%).
(4)	Executive also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.

In the event of:

•	a Company termination of Mr. Johnson’s employment for cause;

•	Mr. Johnson’s voluntary termination of his employment with the Company (not for “Good Reason”); or

•	Mr. Johnson’s employment with the Company is terminated due to his death or disability,

no extra benefits are payable by the Company to Mr. Johnson as a result of any such events, other than accrued obligations and benefits owed by the Company to Mr. Johnson (such as base salary through the date of termination and his outstanding balance in the Company’s 401k Plan and Supplemental Plan). In the event termination is not for cause, Mr. Johnson would also be entitled to receive an amount equal to 50% of his base salary.

EXECUTIVE COMPENSATION

The following table sets forth for the year ended December 31, 2018 the compensation paid by the Company to its named executive officers (the “Named Executive Officers”) serving in such capacity at December 31, 2018.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)	Stock Awards ($)(1) (e)		Option Awards ($)(2) (f)		Non-Equity Incentive Plan Compens- ation ($)(3) (g)		Change in Pension Value and Nonqual- ified Deferred Compen- sation Earnings ($) (h)	All Other Compen- sation ($)(4) (i)		Total ($) (j)
Robert Workman President & Chief Executive Officer	2018 2017 2016	$ $ $	700,000 600,000 600,000	— — —	$ $ $	1,620,398 1,792,012 2,100,551	$ $ $	1,773,134 1,614,345 941,345	$ $ $	1,067,416 789,653 288,344	— — —	$ $ $	35,000 62,806 30,000	$ $ $	5,195,948 4,858,816 3,960,240
David Cherechinsky Senior VP & Chief Financial Officer	2018 2017 2016	$ $ $	389,615 300,000 253,000	—	$ $ $	448,299 231,246 290,072	$ $ $	489,429 208,306 129,994	$ $ $	494,061 296,120 99,118	— — —	$ $ $	30,481 27,260 23,587	$ $ $	1,851,885 1,062,932 795,771
Daniel Molinaro Executive VP	2018 2017 2016	$ $ $	450,000 425,000 425,000	— —	$ $ $	448,299 520,255 630,156	$ $ $	489,429 468,677 282,404	$ $ $	548,957 447,470 163,395	—	$ $ $	42,750 45,599 41,973	$ $ $	1,979,435 1,907,001 1,542,928
Raymond Chang VP, General Counsel, & Secretary	2018 2017 2016	$ $ $	400,000 368,000 368,000	—	$ $ $	337,580 404,633 480,119	$ $ $	368,546 364,532 215,164	$ $ $	487,962 387,456 141,481	—	$ $ $	23,385 34,270 22,080	$ $ $	1,617,473 1,558,891 1,226,844
Mark Johnson VP & Chief Accounting Officer	2018 2017 2016	$ $	231,462 168,000 —	— —	$ $	170,139 44,892 —	$ $	185,747 91,899 —	$ $	277,909 110,551 —	— —	$ $	16,986 11,308 —	$ $	882,243 426,650 —

(1)

The amounts reported in this column represent the aggregate grant date fair value of stock awards granted in the relevant year compiled in accordance with FASB Topic 718, excluding forfeiture estimates. Refer to the Company’s 2018 Annual Report on Form 10-K, for all relevant valuation assumptions used to determine the grant date fair value of the stock awards included in this column. On February 20, 2018, each of the Named Executive Officers at that time was granted shares of performance-based share awards, which are included in this column in the table above. The grants vest on the third anniversary of the date of grant, contingent on performance against three separate, independently established goals. For a more detailed discussion, see the section titled “Long-Term Incentive Compensation”. For the performance-based share awards, the value as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures, based upon the probable outcome of such conditions were as follows: Mr. Workman - $865,820; Mr. Cherechinsky - $239,538; Mr. Molinaro - $239,538; Mr. Chang - $180,378; and Mr. Johnson - $90,909. For the performance-based share awards, the value as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures, assuming that the highest level of performance conditions will be achieved were as follows: Mr. Workman - $1,509,156; Mr. Cherechinsky - $417,523; Mr. Molinaro- $417,523; Mr. Chang - $314,404; and Mr. Johnson - $158,459.

(2)

The amounts reported in this column represent the aggregate grant date fair value of option awards granted in the relevant year compiled in accordance with FASB Topic 718, excluding forfeiture estimates. Refer to the Company’s 2018 Annual Report on Form 10-K, for all relevant valuation assumptions used to determine the grant date fair value of option awards included in this column.

(3)

Starting in 2015, the Named Executive Officers have participated in the NOW Inc. Annual Incentive Plan. There were no payments awarded under the 2015 Annual Incentive Plan. For further information, see the section titled “Annual Incentive Award”.

(4)	The amounts include:

(a)

The Company’s cash contributions for 2018 under the 401k Plan, a defined contribution plan, on behalf of Mr. Workman - $13,750; Mr. Cherechinsky - $24,750; Mr. Molinaro - $25,500; Mr. Chang - $18,385 and Mr. Johnson - $16,986.

(b)

The Company’s cash contributions for 2018 under the Supplemental Plan, a defined contribution plan, on behalf of Mr. Workman - $21,250; Mr. Cherechinsky - $5,731; Mr. Molinaro - $17,250; Mr. Chang - $5,000 and Mr. Johnson - $0.

Grants of Plan Based Awards

The following table provides information concerning stock options, restricted stock and performance share awards granted to Named Executive Officers during the fiscal year ended December 31, 2018. The Company has granted no stock appreciation rights.

Grants of Plan-Based Awards

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (3) (l)
		Thresh- old ($)(1) (c)	Target ($)(1) (d)	Maximum ($)(1) (e)	Thresh -old (#)(2) (f)	Target (#)(2) (g)	Maximum (#)(2) (h)
Robert Workman	2018	$350,000	$700,000	$1,400,000	38,110	76,220	152,440	76,220	447,761	$9.90	$3,393,532
David Cherechinsky	2018	$162,000	$324,000	$648,000	10,544	21,087	42,174	21,087	123,881	$9.90	$937,728
Daniel Molinaro	2018	$180,000	$360,000	$720,000	10,544	21,087	42,174	21,087	123,881	$9.90	$937,728
Raymond Chang	2018	$160,000	$320,000	$640,000	7,940	15,879	31,758	15,879	93,284	$9.90	$706,126
Mark Johnson	2018	$91,125	$182,250	$364,500	4,002	8,003	16,006	8,003	47,015	$9.90	$355,886

(1)	Represents the range of possible payouts under our 2018 annual incentive compensation plan.
(2)

On February 20, 2018, each of the Named Executive Officers at that time was granted performance-based share awards, which are reflected in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the table above. The performance share awards can be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into three equal, independent parts that are subject to these three separate performance metrics: 33 1/3% with a TSR (total shareholder return) goal, 33 1/3% with an EBITDA goal and 33 1/3% with a working capital as a percentage of revenue goal (working capital). For a more detailed discussion, see the section titled “Long Term Incentive Compensation”.

(3)

Assumptions made in calculating the value of option and restricted stock awards are further discussed in Item 15. Exhibits and Financial Statement Schedules – Notes to Consolidated Financial Statements, Note 16, of the Company’s Form 10-K for the fiscal year ended December 31, 2018.

Exercises and Holdings of Previously-Awarded Equity Disclosure

The following table provides information regarding outstanding awards that have been granted to Named Executive Officers where the ultimate outcomes of such awards have not been realized, as of December 31, 2018. The table includes awards received by the Named Executive Officers while employed under National Oilwell Varco (NOV awards granted prior to the spin-off) which were converted into Company awards as a result of the spin-off from National Oilwell Varco.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1) (j)
Robert Workman	56,182				$33.521	2/23/21
	69,037				$35.529	2/22/22
	76,225				$29.123	2/16/23
	76,225				$31.433	2/26/24
	104,158				$22.44	2/24/22
	121,275	60,638	(2)		$13.71	2/19/23
	76,129	152,260	(3)		$20.64	2/21/24
		447,761	(4)		$9.90	2/20/25
									220,976	(5)	$2,572,161
									67,411	(6)	$784,664
									67,411	(7)	$784,664
									38,065	(8)	$443,077
									38,065	(9)	$443,077
									76,220	(10)	$887,201
									76,220	(11)	$887,201

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1) (j)
David Cherechinsky	11,653				$18.512	2/17/20
	11,569				$33.521	2/23/21
	9,565				$35.529	2/22/22
	10,565				$29.123	2/16/23
	10,565				$31.433	2/26/24
	14,384				$22.44	2/24/22
	16,747	8,374	(2)		$13.71	2/19/23
	9,823	19,647	(3)		$20.64	2/21/24
		123,881	(4)		$9.90	2/20/25
									47,352	(5)	$551,177
									9,309	(6)	$108,357
									9,309	(7)	$108,357
									4,912	(8)	$57,176
									4,912	(9)	$57,176
									21,087	(10)	$245,453
									21,087	(11)	$245,453
Daniel Molinaro	27,960				$33.521	2/23/21
	27,329				$35.529	2/22/22
	30,188				$29.123	2/16/23
	30,188				$31.433	2/26/24
	31,247				$22.44	2/24/22
	36,382	18,192	(2)		$13.71	2/19/23
	21,102	44,204	(3)		$20.64	2/21/24
		123,881	(4)		$9.90	2/20/25
									84,181	(5)	$979,867
									20,223	(6)	$235,396
									20,223	(7)	$235,396
									11,051	(8)	$128,634
									11,051	(9)	$128,634
									21,087	(10)	$245,453
									21,087	(11)	$245,453

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1) (j)
Raymond Chang	11,569				$33.521	2/23/21
	9,565				$35.529	2/22/22
	10,565				$29.123	2/16/23
	15,093				$31.433	2/26/24
	23,808				$22.44	2/24/22
	27,720	13,860	(2)		$13.71	2/19/23
	17,190	34,382	(3)		$20.64	2/21/24
		93,284	(4)		$9.90	2/20/25
									66,644	(5)	$775,736
									15,408	(6)	$179,349
									15,408	(7)	$179,349
									8,595	(8)	$100,046
									8,595	(9)	$100,046
									15,879	(10)	$184,832
									15,879	(11)	$184,832
Mark Johnson	2,185				$35.529	2/22/22
	2,413				$29.123	2/16/23
	3,018				$31.433	2/26/24
	9,500				$22.44	2/24/22
	11,000	5,500	(2)		$13.71	2/19/23
	4,333	8,667	(3)		$20.64	2/21/24
		47,015	(4)		$9.90	2/20/25
									2,930	(6)	$34,105
									2,175	(8)	$25,317
									8,003	(10)	$93,155
									8,003	(11)	$93,155

(1)	Calculations based upon the closing price ($11.64) of the Company’s common stock on December 31, 2018.
(2)	2016 Stock Option Grant – Stock options vest at the rate of 33 1/3%/year, with vesting dates of 2/19/2017, 2/19/2018, 2/19/2019.
(3)	2017 Stock Option Grant – Stock options vest at the rate of 33 1/3%/year, with vesting dates of 2/21/2018, 2/21/2019, 2/21/2020.
(4)	2018 Stock Option Grant – Stock options vest at the rate of 33 1/3%/year, with vesting dates of 2/20/2019, 2/20/2020, 2/20/2021.
(5)	November 2014 DNOW Restricted Stock Award – The Grant vests 100% on the sixth anniversary of the date of grant.
(6)	2016 Restricted Stock Award – The Grant vests 100% on the third anniversary of the date of grant.
(7)

2016 Performance Share Award Grant – The performance share awards can be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into three equal, independent parts that are subject to these three separate performance metrics: 33 1/3% with a TSR (total shareholder return) goal, 33 1/3% with an EBITDA goal and 33 1/3% with a working capital as a percentage of revenue goal (working capital).

(8)	2017 Restricted Stock Award – The Grant vests 100% on the third anniversary of the date of grant.

(9)

2017 Performance Share Award Grant – The performance share awards can be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into three equal, independent parts that are subject to these three separate performance metrics: 33 1/3% with a TSR (total shareholder return) goal, 33 1/3% with an EBITDA goal and 33 1/3% with a working capital as a percentage of revenue goal (working capital).

(10)	2018 Restricted Stock Award – The Grant vests 100% on the third anniversary of the date of grant.
(11)

2018 Performance Share Award Grant – The performance share awards can be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into three equal, independent parts that are subject to these three separate performance metrics: 33 1/3% with a TSR (total shareholder return) goal, 33 1/3% with an EBITDA goal and 33 1/3% with a working capital as a percentage of revenue goal (working capital).

The following table provides information on the amounts received by the Named Executive Officers during 2018 upon exercise of stock options or vesting of stock awards.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Robert Workman	0	$0	55,701	$565,922
David Cherechinsky	0	$0	7,693	$78,161
Daniel Molinaro	0	$0	16,711	$169,784
Raymond Chang	0	$0	12,732	$129,357
Mark Johnson	0	$0	1,750	$17,780

Post-Employment Compensation

The following table provides information on nonqualified deferred compensation provided under the Supplemental Plan to the Named Executive Officers during the fiscal year ended December 31, 2018. For a more detailed discussion, see the section titled “Compensation Discussion and Analysis – Retirement, Health and Welfare Benefits”.

Nonqualifed Deferred Compensation

Name (a)	Executive Contributions in Last FY ($)(1) (b)	Registrant Contributions in Last FY ($)(2) (c)	Aggregate Earnings in Last FY ($)(3) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Robert Workman	$0	$21,250	$887	—	$71,619
David Cherechinsky	$0	$5,731	$28	—	$7,294
Daniel Molinaro	$89,747	$17,250	($25,800)	—	$496,573
Raymond Chang	$0	$5,000	($1,663)	—	$15,849
Mark Johnson	$0	$0	($2,854)	—	$26,474

(1)	Executive contributions were from the executive’s salary and are included in the Summary Compensation Table under the “Salary” column.
(2)	Registrant contributions are included in the Summary Compensation Table under the “All Other Compensation” column.
(3)	Aggregate earnings reflect the returns of the investment funds selected by the executives and are not included in the Summary Compensation Table.

Certain Relationships and Related Transactions

We transact business with companies with which certain of our Directors are affiliated. All transactions with these companies are on terms competitive with other third party vendors, and none of these is material either to us or any of these companies.

A “conflict of interest” occurs when a director or executive officer’s private interest interferes in any way, or appears to interfere, with the interests of the Company. Conflicts of interest can arise when a director or executive officer, or a member of his or her immediate family, have a direct or indirect material interest in a transaction with us. Conflicts of interest also arise when a director or executive officer, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position as a director or executive officer of the Company. The Company’s Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers provides that directors and executive officers must avoid conflicts of interests with the Company. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the Chair of the Company’s Audit Committee for his review and approval or ratification. This code also provides that the Company shall not make any personal loans or extensions of credit to nor become contingently liable for any indebtedness of directors or executive officers or a member of his or her family.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Workman, our Chief Executive Officer (our “CEO”):

For 2018, our last completed fiscal year:

•	the median of the estimated annual total compensation of all employees of our company (other than our CEO), was $74,244; and

•	the annual total compensation of our CEO was $5,212,719.

Based on this information, for 2018 our Chief Executive Officer’s annual total compensation was approximately seventy times that of the median of the annual total compensation of all employees.

To identify the median of the estimated annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

1. As permitted under the SEC rules, in order to identify our median employee, we used a consistently applied compensation measure of estimated ‘total cash compensation’ earned from January 1, 2018 to December 31, 2018. We used December 31, 2018 for our employee listing and annualized total cash compensation for those permanent employees who commenced work during 2018. We did not adjust the size of our employee population or make any cost-of-living adjustments when identifying our median employee.

2. In calculating the estimated annual total compensation of the median employee and CEO, we identified and included the elements of such compensation in accordance with the requirement of Item 402(c)(2)(x) of Regulation S-K. We also included the estimated company cost of their respective Company-provided health and wellness benefits of $16,771 and $18,690, respectively; therefore, the CEO’s total compensation for purposes of this calculation differs from the total compensation described in the summary of compensation table in this document by his health and wellness benefits amount.

3. We believe the pay ratio disclosed above is a reasonable estimate calculated in accordance with SEC rules, based on our records and the methodology described above. The SEC rules for identifying the median employee and calculating the pay ratio allow companies to use a variety of methodologies and apply various assumptions. The application of various methodologies may result in significant differences in the results reported by SEC reporting companies. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio we report above.

DIRECTOR COMPENSATION

Directors who are employees of the Company do not receive compensation for serving on the Board of Directors. The following table sets forth the compensation paid by the Company to its non-employee members of the Board of Directors for the year ended December 31, 2018.

Director Compensation

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)(1)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
Richard Alario	$106,000	$119,915	—	—	—	—	$225,915
Terry Bonno	$101,500	$119,915	—	—	—	—	$221,415
Galen Cobb	$101,500	$119,915	—	—	—	—	$221,415
Paul Coppinger	$70,000	$119,915	—	—	—	—	$189,915
James Crandell	$96,000	$119,915	—	—	—	—	$215,915
Rodney Eads	$114,000	$119,915	—	—	—	—	$233,915
Michael Frazier (2)	$102,000	$119,915	—	—	—	—	$221,915
J. Wayne Richards	$145,500	$119,915	—	—	—	—	$265,415

(1)

The aggregate number of outstanding shares of restricted stock as of December 31, 2018 for each director are as follows: Mr. Alario – 8,219; Ms. Bonno – 8,219; Mr. Cobb – 8,219; Mr. Coppinger – 8,219; Mr. Crandell – 8,219; Mr. Eads – 8,219; Mr. Frazier – 0; and Mr. Richards –8,219.

(2)	Mr. Frazier no longer serves on the Board of Directors due to his death in November 2018.

Board Compensation

Members of the Company’s Board of Directors who are not full-time employees of the Company receive the following cash compensation:

•	For service on the Board of Directors – an annual retainer of $70,000, paid quarterly;

•	For service as chairperson of the audit committee of the Board of Directors – an annual retainer of $20,000, paid quarterly;

•	For service as chairperson of the compensation committee of the Board of Directors – an annual retainer of $15,000, paid quarterly;

•	For service as chairperson of the nominating/corporate governance committee of the Board of Directors – an annual retainer of $15,000, paid quarterly;

•	For service as a member of the audit committee of the Board of Directors – an annual retainer of $7,500, paid quarterly;

•	For service as a member of the compensation committee of the Board of Directors – an annual retainer of $5,000, paid quarterly;

•	For service as a member of the nominating/corporate governance committee of the Board of Directors – an annual retainer of $5,000, paid quarterly; and

•	$2,000 for each Board meeting and each committee meeting attended.

The independent Chairman of the Board receives an annual cash retainer of $44,000, paid quarterly. The independent Chairman of the Board will also receive annually a restricted stock grant valued at approximately $66,000, in addition to the annual restricted stock grant value received by all non-employee directors of the Company.

Directors of the Board who are also employees of the Company do not receive any compensation for their service as directors.

Members of the Board are also eligible to receive stock options and awards, including restricted stock, performance awards, phantom shares, stock payments, or SARs under the NOW Inc. Long-Term Incentive Plan.

The Board approved the grant of 8,219 shares of restricted stock awards on May 23, 2018 to each non-employee director under the NOW Inc. Long-Term Incentive Plan. The restricted stock award shares vest in full on the first anniversary of the date of the grant.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require that the Company disclose late filings of reports of stock ownership (and changes in stock ownership) by its directors, executive officers, and beneficial owners of more than ten percent of the Company’s stock. The Company has undertaken responsibility for preparing and filing the stock ownership forms required under Section 16(a) of the Securities and Exchange Act of 1934, as amended, on behalf of its officers and directors. Based upon a review of forms filed and information provided by the Company’s officers and directors, we believe that all Section 16(a) reporting requirements were met during 2018.

STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING

If you wish to submit a proposal to be included in our 2020 Proxy Statement, we must receive it on or before December 14, 2019. Please address your proposal to: Raymond Chang, Vice President, General Counsel and Secretary, NOW Inc., 7402 N. Eldridge Parkway, Houston, TX 77041.

If you wish to otherwise introduce any item of business for consideration at our 2020 annual meeting, you must comply with the procedures specified in our bylaws and the rules of the SEC, including giving written notice of such item of business no later than January 13, 2020 nor earlier than December 14, 2019 to: Raymond Chang, Vice President, General Counsel and Secretary, NOW Inc., 7402 N. Eldridge Parkway, Houston, TX 77041.

ANNUAL REPORT AND OTHER MATTERS

At the date this Proxy Statement went to press, we did not know of any other matters to be acted upon at the meeting other than the election of directors, ratification of the appointment of independent auditors, and approval on an advisory basis of the compensation of our named executive officers, as discussed in this Proxy Statement. If any other matter is presented, proxy holders will vote on the matter in accordance with their best judgment.

NOW Inc.’s 2018 Annual Report on Form 10-K filed on February 14, 2019 is included in this mailing, but is not considered part of the proxy solicitation materials.

By order of the Board of Directors,

/s/ Raymond Chang

Raymond Chang
Vice President, General Counsel and Secretary

Houston, Texas

April 12, 2019

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/21/2019 for shares held directly and by 11:59 P.M. ET on 05/19/2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/21/2019 for shares held directly and by 11:59 P.M. ET on 05/19/2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

	CONTROL#
NAME
THE COMPANY NAME INC. - COMMON	SHARES	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F		123,456,789,012.12345
THE COMPANY NAME INC. - 401 K		123,456,789,012.12345

	PAGE 1 OF 2
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees	For	Against	Abstain
1A	J. Wayne Richards	☐	☐	☐
1B	Robert Workman	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2. and 3.:		For	Against	Abstain
2.	Ratification of Appointment of Ernst & Young LLP as Independent Auditors for 2019.	☐	☐	☐
3.	Approval of Compensation of our Named Executive Officers.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.	Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX] Date	JOB #	Signature (Joint Owners) Date

02    0000000000

0000402363_1    R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The NPS/10K is/are available at www.proxyvote.com

NOW INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 22, 2019

The undersigned hereby appoints Daniel Molinaro and Raymond Chang or either of them with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of NOW Inc. to be held on Wednesday, May 22, 2019, and any adjournments thereof, and to vote the shares of stock that the signer would be entitled to vote if personally present as indicated on the reverse side and, at their discretion, on any other matters properly brought before the meeting, and any adjournments thereof, all as set forth in the April 12, 2019 proxy statement.

This proxy is solicited on behalf of the board of directors of NOW Inc. The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted in accordance with the recommendations of the board of directors FOR all director nominees (Proposal 1), FOR the ratification of the independent auditors (Proposal 2) and FOR the approval of the compensation of our named executive officers (Proposal 3).

The undersigned acknowledges receipt of the April 12, 2019 Notice of Annual Meeting and the Proxy Statement, which more particularly describes the matters referred to herein.

Continued and to be signed on reverse side

0000402363_2    R1.0.1.18